Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

AMONG

HPL STORAGE LP, AND

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C.

AS SELLERS

AND

LA GRANGE ACQUISITION, L.P.,

AS BUYER

DATED AS OF JANUARY 26, 2005

Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

1.	RULES OF CONSTRUCTION; DEFINITIONS		1

	1.1.	Definitions	1
	1.2.	Rules of Construction	2

2.	PURCHASE AND SALE; CONSIDERATION; CLOSING		2

	2.1.	Purchase and Sale of the Purchased Interests	2
	2.2.	Consideration	2
	2.3.	The Closing	12
	2.4.	Closing Obligations	12

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES		15

	3.1.	Organization and Good Standing of Sellers	15
	3.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers	15
	3.3.	No Litigation Against Sellers	16
	3.4.	Organization and Good Standing of the HPL Companies	16
	3.5.	No Conflict; No Consent Requirements with Respect to the HPL Companies	17
	3.6.	Capitalization of the HPL Companies; Sellers’ Title	17
	3.7.	Financial Statements of the HPL Entities	18
	3.8.	No Material Adverse Change	18
	3.9.	No Undisclosed Liabilities	18
	3.10.	Property and Leases of the HPL Companies	19
	3.11.	Contracts of the HPL Companies	19
	3.12.	Insurance Maintained by the HPL Companies	20
	3.13.	No Litigation Against the HPL Companies	20
	3.14.	Compliance by the HPL Entities with Applicable Law; Permits	21
	3.15.	Intellectual Property of the HPL Companies	21
	3.16.	Tax Matters	21
	3.17.	Workforce Matters of the HPL Entities	23
	3.18.	Environmental Matters	24
	3.19.	Regulatory Matters	26
	3.20.	Affiliate Transactions of the HPL Companies	26
	3.21.	Finders and Brokers	26
	3.22.	Bankruptcy	26
	3.23.	Sufficiency of Assets	26
	3.24.	Certain Warranty Disclaimers	26

4.	BUYER’S REPRESENTATIONS AND WARRANTIES		27

	4.1.	Organization and Good Standing of Buyer	28
	4.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Buyer	28
	4.3.	No Litigation Against Buyer	29
	4.4.	Finders and Brokers	29
	4.5.	Bankruptcy	29
	4.6.	Availability of Funds	29

5.	COVENANTS OF THE PARTIES		30

	5.1.	Continuing Access	30
	5.2.	Retained Matters	30

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	5.3.	Workforce Matters	31
	5.4.	Discontinuation of Intercompany Transactions	36
	5.5.	Termination and Continuation of Certain Insurance Coverages	37
	5.6.	Substitutions of Credit Support	37
	5.7.	Claims for Certain Measurement Adjustments	38
	5.8.	Discontinuance of Trademarks and Tradenames	38
	5.9.	Change of Sellers’ Names	39
	5.10.	Required Notices	39
	5.11.	Public Statements	39
	5.12.	Audit Matters	39
	5.13.	Post-Closing Title Review	40
	5.14.	Distributions to HPL Consolidation’s Partners	42
	5.15.	Agreement to Cover Open Positions	42

6.	SURVIVAL; INDEMNIFICATION		42

	6.1.	Survival	42
	6.2.	Indemnification by Seller	43
	6.3.	Indemnification by Buyer	47
	6.4.	Indemnification Net of Benefits; Mitigation Obligations of Indemnitee	48

7.	TAX MATTERS		48

	7.1.	Tax Indemnification	48
	7.2.	Preparation and Filing of Tax Returns	49
	7.3.	Procedures Relating to Indemnification of Tax Claims	50
	7.4.	Tax Refunds and Credits	51
	7.5.	Tax Treatment of Payments	51
	7.6.	Transfer Taxes	51
	7.7.	Termination of Participation in Tax Allocation Agreement	51
	7.8.	Allocation of the Purchase Price	51

8.	GENERAL PROVISIONS		52

	8.1.	Notice Provisions	52
	8.2.	Confidentiality	53
	8.3.	Schedules and Exhibits	54
	8.4.	Interest on Overdue Amounts	55
	8.5.	Amendment	55
	8.6.	Merger and Integration; Binding on Successors; No Third
		Party Beneficiaries; Assignment	55
	8.7.	Forbearance and Waiver	55
	8.8.	Partial Invalidity	55
	8.9.	Attorney’s Fees	55
	8.10.	Governing Law; Jurisdiction and Venue	56
	8.11.	Waiver of Right to Jury Trial	56
	8.12.	Construction	56
	8.13.	Multiple Counterparts	56
	8.14.	Further Assurances	56
	8.15.	Headings	57

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PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement (the “Agreement”) is made to be effective as of January 26, 2005 among HPL Storage LP, a Delaware limited partnership (“Storage LP”), AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company (“AEP Gas Holding II”, and together with Storage LP, individually, a “Seller” and collectively, “Sellers”), and La Grange Acquisition, L.P., a Texas limited partnership (“Buyer”), as follows:

RECITALS

A.	Sellers own all of the outstanding partner interests in HPL Consolidation LP, a Delaware limited partnership (“HPL Consolidation”)]. HPL Consolidation owns all of the outstanding member interests in each of HPL Storage GP LLC, a Delaware limited liability company (“Storage GP”) and HPL GP, LLC, a Delaware limited liability company (“HPL GP”). HPL Consolidation, Storage GP, and HPL GP own all of the outstanding partner interests in each of AEP Asset Holdings LP, a Delaware limited partnership (“Storage Holdings”), AEP Leaseco LP, a Delaware limited partnership (“Storage Leaseco”), Houston Pipe Line Company LP, a Delaware limited partnership (“HPL Company LP”), HPL Resources Company LP, a Delaware limited partnership (“HPL Resources”), and AEP Gas Marketing LP, a Delaware limited partnership (“Gas Marketing”). HPL Consolidation, Storage GP, HPL GP, Storage Holdings, Storage Leaseco, HPL Company LP, HPL Resources, and Gas Marketing are herein referred to collectively as the “HPL Entities”, or separately as “HPL Entity”.

B.	The HPL Entities are engaged, through themselves and the HPL Entity Subsidiaries, in the gathering, transportation, purchase, sale, and storage of natural gas within the State of Texas (the “Business”).

C.	Sellers desire to sell and Buyer desires to buy, on the terms and conditions herein set forth, all of the general partner interests in HPL Consolidation and all of the limited partner interests in HPL Consolidation, with the exception of a 2% limited partner interest in HPL Consolidation to be retained by Storage LP.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	RULES OF CONSTRUCTION; DEFINITIONS

1.1.	Definitions.

As used in this Agreement, terms defined in Exhibit 1.1 hereto have the meanings set forth therein or, to the extent they are accounting terms, they will have the meanings set forth in GAAP.

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1.2.	Rules of Construction.

Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Unless otherwise expressly provided, any agreement, instrument or Applicable Law defined or referred to herein means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

2.	PURCHASE AND SALE; CONSIDERATION; CLOSING

2.1.	Purchase and Sale of the Purchased Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Buyer agrees to purchase from Sellers, respectively, and Sellers hereby agree to sell, transfer and assign to Buyer, free of any and all Encumbrances other than Permitted Encumbrances, a 1% general partner interest and a 97% limited partner interest in HPL Consolidation (the “Purchased Interests”).

Immediately after the consummation of the purchase and sale contemplated hereby, Storage LP will continue to own a 2% limited partner interest in HPL Consolidation, such retained interest being referred to herein as the “Retained Interest”. Buyer has no rights in or with respect to the Retained Interest.

2.2.	Consideration.

2.2.1.	Purchase Price. The consideration for the Purchased Interests (the “Purchase Price”) will be:

(a)	$825,000,000; plus

(b)	the Net Working Capital Payment determined pursuant to Section 2.2.3 hereof; plus

(c)	the Inventory Payment determined pursuant to Section 2.2.4 hereof.

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The Purchase Price will be allocated between the Sellers in the following proportion:

Seller	Allocation
Storage LP AEP Gas Holding II	37% 63%

2.2.2.	Closing Payment. In accordance with Section 2.4.2(a), at the Closing, Buyer will tender to Sellers or their designee the portion of the Purchase Price described in Section 2.2.1(a) hereof, plus the Initial Net Working Capital Payment pursuant to Section 2.2.3 hereof, plus the Initial Inventory Payment pursuant to Section 2.2.4 hereof (collectively, the “Closing Payment”). The amount of the Closing Payment will be reduced by $760,552 to reflect interest from the receipt of funds by the Sellers to the Valuation Time.

2.2.3.	Net Working Capital Payment. The “Net Working Capital Payment” will be equal to the net aggregate of the Initial Net Working Capital Payment and the Net Working Capital Adjustment, which in the aggregate are intended to reflect the positive or negative Net Working Capital as of the Valuation Time. The Net Working Capital Payment will be computed and paid as follows:

(a)	At the Closing, Buyer will pay (or receive as a credit against the other elements of the Closing Payment) as part of the Net Working Capital Payment, an amount (the “Initial Net Working Capital Payment”) equal to Sellers’ good faith estimate of the aggregate Net Working Capital of the HPL Entities expected as of the Valuation Time determined in accordance with Exhibit 2.2.3. Such estimate will be based on pro forma balance sheets of the HPL Entities as of the Valuation Time, to be prepared by Sellers in accordance with GAAP and in consultation with Buyer, in the same format and level of detail as the Final Balance Sheet, and to be delivered to Buyer no later than 2 Business Days before the scheduled Closing Date.

(b)	Within 90 days following the Closing Date, Buyer will prepare and deliver to Sellers (i) unaudited balance sheets of each of the HPL Entities as of the Valuation Time (each a “Final Balance Sheet”), prepared in accordance with GAAP consistently applied, and (ii) a detailed computation of the Net Working Capital of each of the HPL Entities as of the Valuation Time, reconciled to those balance sheets and (iii) a computation of the amount, if any, (the “Net Working Capital Adjustment”) by which the aggregate

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Net Working Capital of the HPL Entities as of the Valuation Time, as so computed, exceeds or is less than the Initial Net Working Capital Payment. Sellers will provide Buyer and its representatives and advisors (and if appropriate, the Independent Accounting Firm), at no expense to Buyer, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of Sellers, and the appropriate personnel to the extent required to complete the preparation of the Final Balance Sheets and the related computations, and any deadline imposed by this Agreement on Buyer for the computation or payment of the Net Working Capital Adjustment will be extended as appropriate in light of any party’s failure to promptly make such information available. Pursuant to the Transition Services Agreement, Sellers shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) and the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Sellers have failed to assist and provide reasonable access to data as required for Buyer to complete the preparation of the Final Balance Sheets and the related computations, Buyer must notify Sellers of such failure on or before the 90th day following the Closing Date specifying in detail the documents that Buyer requires, and Buyer will have an additional 90 days after receipt to complete the preparation of the Final Balance Sheets and the related computations. If Sellers do not dispute the Final Balance Sheets or the related computations in accordance with the next following sentence, the Net Working Capital Adjustment as computed by Buyer will be final and binding as between the parties hereto. If Sellers wish to dispute the Final Balance Sheets or the related computations, it may do so, within 30 days (or such longer period as the parties hereto may agree in writing) after the submission of the Final Balance Sheets, by notifying Buyer in writing of any disputed items in the Net Working Capital Adjustment. Sellers and Buyer shall, over

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the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of this Agreement. If at the conclusion of the Resolution Period, Sellers and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Sellers and Buyer and shall be final and, binding for all purposes of this Agreement, and judgment may be entered thereon. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(c)	Within 30 days of receipt by Sellers of the Final Balance Sheets and related computations described in Section 2.2.3(b) hereof from Buyer (or, if Sellers dispute the same, then within 10 days of the parties’ resolution of any disputed items or receipt of the Independent Accounting Firm’s decision on any disputed items) Buyer will pay to Sellers or their designee an amount equal to any positive Net Working Capital Adjustment, or Sellers will pay to pay to Buyer an amount equal to any negative Net Working Capital Adjustment, in either such case by wire transfer and with interest thereon at the Borrowing Rate from the Closing Date to the date of payment.

(d)	Notwithstanding any other provisions of this Agreement, no later than November 30 of the year in which the Closing occurs, Buyer will provide to Sellers a detailed schedule of property taxes for the HPL Companies for the calendar year in which the Closing occurs. Included with the schedule will be copies of each Tax statement and/or bill. The schedule will detail the allocation of property taxes to Sellers in accordance with the computation of Net Working Capital. In the event the amount of the allocation of property taxes to Sellers exceeds the amount of property taxes allocated to Sellers as computed for the Net Working Capital Adjustment computed pursuant to Section 2.2.3(b) of this Agreement, Sellers will pay the excess to Buyer within 20

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Business Days. If the amount allocated to Sellers is less than the amount as computed for the Net Working Capital Adjustment pursuant to Section 2.2.3(b) of this Agreement, Buyer will pay to Sellers the deficit within 20 Business Days. Payments made pursuant to this Section are subject to the provisions of Section 7.5 of this Agreement. In the event of a dispute over the allocation of property taxes under this Section 2.2.3(d), Buyer and Sellers shall use the dispute resolution procedures set forth in Section 2.2.3(b) of this Agreement to resolve such dispute.

2.2.4.	Inventory Payment. The “Inventory Payment” will be equal to the net aggregate of the Initial Inventory Payment and the Final Inventory Payment Adjustment, which in the aggregate are intended to reflect the value of the Gas Inventory as of the Valuation Time. The Inventory Payment will be computed and paid as follows:

(a)	At the Closing, Buyer will pay, as part of the Inventory Payment, the amount of $174,751,900 (the “Initial Inventory Payment”), based on Sellers’ good faith estimate of a Gas Inventory of 31,200,000 MMBtus based on the regularly maintained perpetual gas inventory records of the HPL Entities.

(b)	Within 15 days following the Valuation Time, Buyer shall provide to Sellers a revised estimate of the Gas Inventory based on the perpetual gas inventory records in MMBtus as of the Valuation Time (the “Valuation Time Estimate”). The “Valuation Time Adjustment Amount” shall be the number of MMBtus determined by subtracting 31,200,000 MMBtus from the Valuation Time Estimate. In the event the Valuation Time Adjustment Amount is a positive number, Buyer shall pay to Sellers, or Sellers’ designee, within 15 days of receipt of an invoice, an amount equal to the Valuation Time Adjustment Amount multiplied by $5.601. In the event the Valuation Time Adjustment Amount is a negative number, Sellers shall pay to Buyer, or Buyer’s Designee, within 15 days of receipt of an invoice, an amount equal to the Valuation Time Adjustment Amount multiplied by $5.601 plus $0.40 per MMBtu. Any payment under this Section 2.2.4(b) shall be made by wire transfer and is the “Valuation Time Adjustment”.

(c)	No later than 90 days following the Closing Date, Buyer may deliver written notice (the “Inventory Verification Notice”) to Sellers advising them whether or not it has elected to undertake a verification of the actual storage inventory contained in the Bammel Facilities. Any election by Buyer to undertake (or not undertake) such verification shall be final and irrevocable in all respects. In the event Buyer timely delivers an Inventory Verification Notice advising Sellers that it has elected to

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undertake such a verification, Buyer and Sellers shall engage Wells Chappell & Company, Inc. (“Wells”) to perform such verification in accordance with the procedures and methods set forth on Exhibit 2.2.4 (with all fees and expenses of Wells to be borne 1/2 by Buyer and 1/2 by Sellers). Buyer and Sellers shall instruct Wells to complete its physical verification testing of the actual storage volume of the Bammel Facilities no later than 120 days after the Closing Date (and shall each use their reasonable best efforts to ensure that such testing is completed by Wells no later than 120 days after the Closing Date), and to deliver to each of them no later than 30 days after its completion a copy of its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, and any deadline imposed by this Agreement on Buyer or Sellers which is contingent upon Wells’ verification of the actual storage volume of the Bammel Facilities will be extended as appropriate in light of any failure by Wells to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor. Based upon the results of this verification, Buyer shall (i) recompute in accordance with Exhibit 2.2.4 that portion of the amount of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities (as so recomputed, the “Recomputed Bammel Inventory”) and (ii) deliver to Sellers a statement thereof (“Buyer’s Statement of Recomputed Bammel Inventory”) no later than 180 days following the Closing Date. However, if Wells has failed to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, Buyer must notify Sellers of such failure on or before the 150th day following the Closing Date, and Buyer will have an additional 30 days after receipt of the verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor from Wells to complete the Recomputed Bammel Inventory and Buyer’s Statement of Recomputed Bammel Inventory. In the event (A) Buyer does not timely deliver to Sellers the Inventory Verification Notice, (B) Buyer does not deliver to Sellers Buyer’s Statement of Recomputed Bammel Inventory on or prior to 180 days following the Closing Date (or if Wells has failed to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, on or prior to 30 days after receipt of such verification), (C) Buyer timely delivers an Inventory Verification Notice stating that it shall not cause a verification of the actual storage volume of the Bammel Facilities to be undertaken, or (D) the amount of Recomputed Bammel Inventory set forth on Buyer’s Statement of Recomputed Bammel Inventory is not more than 1.03, and not less than 0.97, times that portion of

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the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records (the events referred to in the immediately preceding clauses (A) through (D) inclusive each being referred to as a “Inventory Finalization Event”), Buyer shall have no right to thereafter conduct a verification of the actual storage inventory contained in the Bammel Facilities for purposes of any adjustment pursuant to this Agreement. If Buyer provides to Sellers a timely Buyer’s Statement of Recomputed Bammel Inventory which indicates that the Recomputed Bammel Inventory is more than 1.03, or less than 0.97, times that portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records (such event being referred to herein as a “Bammel Inventory Recomputation Event”), then subject to the provisions of Section 2.2.4(d) hereof the Recomputed Bammel Inventory will be used for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time.

(d)	The provisions of this Section 2.2.4(d) shall apply only if a Bammel Inventory Recomputation Event occurs. After receipt of Buyer’s Statement of Recomputed Bammel Inventory, Sellers shall have 30 days to review and dispute Buyer’s Statement of Recomputed Bammel Inventory (which dispute may not include any challenge to or disagreement with the results reported by Wells of its verification of the actual storage volume of the Bammel Facilities), and for this purpose will have the right to review, copy, abstract, and audit all relevant meter data and other relevant information held by or available to the HPL Entities for the period from the Valuation Time through the date as of which the Recomputed Bammel Inventory was determined by Wells. Buyer will provide Sellers and their representatives and advisors, at no expense to Sellers, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of the HPL Entities, and the appropriate personnel to the extent required to review and audit the Recomputed Bammel Inventory, and any deadline imposed by this Agreement on Sellers for the completion of that review and audit will be extended as appropriate in light of Buyer’s or its Affiliates’ failure to promptly make such information available. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the

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assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Buyer has failed to assist and provide reasonable access to data as required for Sellers to complete their review, Sellers must notify Buyer of such failure on or before the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory specifying in detail the documents that Sellers require, and Sellers will have an additional 90 days after receipt to review Buyer’s Statement of Recomputed Bammel Inventory and notify Buyer of a dispute. On or prior to the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory and supporting documentation (including access to and audit of such data and information), Sellers shall deliver written notice to Buyer, specifying in detail any disputed items and the basis therefor. If Sellers fail to so notify Buyer of any such disputes or failures on or prior to the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory, the calculations set forth on Buyer’s Statement of Recomputed Bammel Inventory will be used for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. If Sellers so notify Buyer of any disputed items on Buyer’s Statement of Recomputed Bammel Inventory, Buyer and Sellers shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. If at the conclusion of the Resolution Period, Sellers, on the one hand, and Buyer, on the other, have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall

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be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Sellers and Buyer and shall be final and binding on the parties hereto for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(e)	Within 90 days following the Closing Date (or, if there has been a Bammel Inventory Recomputation Event, then within 30 days following the determination under Sections 2.2.4(c) and/or 2.2.4(d) of the final actual storage inventory of the Bammel Facilities as of the Valuation Time), Buyer will prepare and deliver to Sellers (i) a computation of the Gas Inventory as of the Valuation Time, taking into account any final actual storage inventory of the Bammel Facilities as of the Valuation Time determined under Sections 2.2.4(c) and/or 2.2.4(d) (it being understood that, except in the event of a failure by Wells to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, unless the procedures and time limits for the determination of the actual storage inventory under Sections 2.2.4(c) and/or 2.2.4(d) are fully complied with, no results of any physical storage inventory will be used for purposes of this Section 2.2.4(e), and (ii) a computation of the Final Inventory Payment Adjustment. Sellers will provide Buyer and its representatives and advisors (and if appropriate, the Independent Accounting Firm), at no expense to Buyer, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of Sellers, and the appropriate personnel to the extent required to complete the computation of the Gas Inventory and the Final Inventory Payment Adjustment, and any deadline imposed by this Agreement on Buyer for the computation or payment of the Final Inventory Payment Adjustment will be extended as appropriate in light of Sellers’ or their Affiliates’ failure to promptly make such information available. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they

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continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Sellers have failed to assist and provide reasonable access to data as required for Buyer to complete the computation or payment of the Final Inventory Payment Adjustment, Buyer must notify Sellers of such failure on or before the 90th day following the Closing Date or, if there has been a Bammel Inventory Recomputation Event, then within 30 days following the determination under Sections 2.2.4(c) and/or 2.2.4(d) of the final actual storage inventory of the Bammel Facilities as of the Valuation Time) specifying in detail the documents that Buyer requires, and Buyer will have an additional 90 days after receipt to complete the preparation and delivery of such computations. If Sellers do not dispute the computation of the Gas Inventory or the related computation of the Final Inventory Payment Adjustment in accordance with the next following sentence, the Final Inventory Payment Adjustment as computed by Buyer will be final and binding as between the parties hereto. If Sellers wish to dispute the computation of the Gas Inventory or the related computation of the Final Inventory Payment Adjustment, they may do so, within 30 days (or such longer period as the parties hereto may agree in writing) after the submission of the Final Inventory Payment Adjustment, by notifying Buyer of any disputed items in the Gas Inventory or the related computation of the Final Inventory Payment Adjustment. No such dispute may include a reconsideration of any final actual storage inventory of the Bammel Facilities as of the Valuation Time determined under Sections 2.2.4(c) and/or 2.2.4(d). Sellers and Buyer shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of this Agreement. If at the conclusion of the Resolution Period, Sellers and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall

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be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to the parties hereto and shall be final and binding for all purposes of this Agreement, and judgment may be entered thereon. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(f)	Within 30 days of receipt by Sellers of the computations of the Gas Inventory as of the Valuation Time and the Final Inventory Payment Adjustment described in Section 2.2.4(e) hereof from Buyer (or, if Sellers dispute the same, then within 10 days of the parties’ resolution of disputed items or receipt of the decision of the Independent Accounting Firm on disputed items), Buyer will pay to Sellers or Sellers’ designee (if the Final Inventory Adjustment Amount is positive) or Sellers will pay to Buyer (if the Final Inventory Adjustment Amount is negative) the Final Inventory Payment Adjustment and in order to reverse the adjustment to the Inventory Payment made under Section 2.2.4(b) the parties will offset the Final Inventory Payment Adjustment by the Valuation Time Adjustment. Such payment, in either case, shall be made by wire transfer and with interest thereon at the Borrowing Rate from the Closing Date to the date of payment.

2.3.	The Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Sellers’ counsel in Austin, Texas, commencing at 10:00 a.m. (local time) on January 27, 2005 (the “Closing Date”).

2.4. Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

2.4.1.	Sellers will deliver to Buyer:

(a)	assignments of all of the Purchased Interests in the forms of Exhibit 2.4.1(a) hereto (each an “Assignment and Assumption Agreement”) executed by Sellers, assigning respectively to Buyer or its designee the Purchased Interests;

(b)	a closing statement and cross receipt executed by Sellers, setting out the computation of the Closing Payment and acknowledging receipt of the Closing Payment, in a form reasonably acceptable to Buyer;

(c)	[intentionally blank];

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(d)	such other instruments of transfer and conveyance as may reasonably be requested by Buyer to effectuate the purchase of the Purchased Interests, each in form and substance satisfactory to Buyer and its legal counsel and executed by Sellers;

(e)	an option agreement in the form of Exhibit 2.4.1(e) hereto (the “Option Agreement”) executed by Storage LP, granting to Storage LP the option to sell the Retained Interest on the terms and conditions therein set out;

(f)	a transition services agreement in the form of Exhibit 2.4.1(f) hereto (the “Transition Services Agreement”) executed by AEP Energy Services, Inc.;

(g)	a limited guaranty in the form of Exhibit 2.4.1(g) hereto (the “Sellers’ Limited Guaranty”) executed by AEP (“Sellers’ Guarantor”), guaranteeing in accordance with the terms thereof certain of Sellers’ obligations under this Agreement;

(h)	the Cushion Gas Litigation Agreement;

(i)	the Partnership Agreement for HPL Consolidation;

(j)	certificates in accordance with section 1445 of the Code stating that Sellers are not “foreign persons”;

(k)	a certificate of the Secretary or similar officer of each Seller and Sellers’ Guarantor certifying and attaching all requisite resolutions or actions of such Person’s governing body and, if appropriate, its equity holders, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and any change of name contemplated for such Person by Section 5.9 and certifying to the incumbency and signatures of the officers of such Person executing this Agreement and any other document relating to the Contemplated Transactions; and

(l)	opinions of Sellers’ in-house and Sellers’ outside counsel, in form and substance reasonably acceptable to Buyer, containing customary legal opinions including an opinion regarding the enforceability of the Cushion Gas Litigation Agreement.

2.4.2.	Buyer will deliver to Sellers:

(a)	the Closing Payment by wire transfer to the account of Sellers to an account specified by Sellers in a writing, which writing will be delivered to Buyer at least 3 days prior to the Closing Date;

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(b)	the Assignment and Assumption Agreements executed by Buyer or its designee;

(c)	the closing statement and cross receipt described in Section 2.4.1(b) hereof, executed by Buyer, setting out the computation of the Closing Payment and acknowledging receipt of the Purchased Interests, in a form reasonably acceptable to Sellers;

(d)	[intentionally blank];

(e)	such other instruments of transfer and conveyance as may reasonably be requested by Sellers to effectuate the sale of the Purchased Interests, each in form and substance satisfactory to Sellers and their legal counsel and executed by Buyer;

(f)	the Option Agreement executed by Buyer;

(g)	the Transition Services Agreement executed by each of the HPL Entities;

(h)	a corporate guaranty in the form of Exhibit 2.4.2(h) hereto (the “Buyer’s Limited Guaranty”) executed by Energy Transfer Partners, L.P. (“Buyer’s Guarantor”), guaranteeing in accordance with the terms thereof certain of Buyer’s obligations under this Agreement;

(i)	a 2002 ISDA Master Agreement with Schedule, Credit Support Annex, and Letters of Confirmation in the form of Exhibit 2.4.2(i) hereto between ETC Marketing, Ltd. and AEP Energy Services, Inc. (the “Swap Agreement”);

(j)	the Cushion Gas Litigation Agreement;

(k)	the Partnership Agreement for HPL Consolidation;

(l)	a certificate of the Secretary or similar officer of Buyer and Buyer’s Guarantor certifying and attaching all requisite resolutions or actions of such Person’s governing body, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Person executing this Agreement and any other document relating to the Contemplated Transactions; and

(m)	opinions of Buyer’s in-house and Buyer’s outside counsel, in form and substance reasonably satisfactory to Sellers, containing customary legal opinions.

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3.	SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers hereby represent and warrant as follows:

3.1.	Organization and Good Standing of Sellers.

Except as disclosed in Sellers’ Disclosure Schedules, Sellers are duly organized or formed, as applicable, validly existing and in good standing under the laws of their respective states of formation or organization, as applicable, with full limited liability company or limited partnership, as applicable, power and authority to conduct their business as it is now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their obligations under this Agreement and to otherwise undertake the Contemplated Transactions.

3.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers.

3.2.1.	Except as disclosed in Sellers’ Disclosure Schedules, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against them in accordance with its terms except as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Sellers’ Disclosure Schedules, upon the execution and delivery by Sellers of the instruments required to be executed by Sellers pursuant to Section 2.4.1 (collectively, the “Sellers’ Documents”), each of the Sellers’ Documents will constitute the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms except, in each case, as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will breach (i) any provision of any of the Governing Documents of Sellers or (ii) any resolution adopted by the equity holders or governing bodies of Sellers.

3.2.2.	Except as disclosed in Sellers’ Disclosure Schedules, Sellers have the full right, power and authority to execute and deliver this Agreement and the Sellers’ Documents, to perform their obligations under this Agreement and the Sellers’ Documents, and to carry out the Contemplated Transactions, and such actions have been duly authorized by all necessary action by Sellers’ governing body and by Sellers’ equity holders.

3.2.3.	Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will:

(a)	violate any Applicable Law to which Sellers are subject; or

(b)	result in the imposition or creation of any Encumbrance other than Permitted Encumbrances upon or with respect to any of the Purchased Interests to be sold by Sellers.

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3.2.4.	Except as disclosed in Sellers’ Disclosure Schedules, Sellers are not required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (the “Sellers’ Consents”).

3.3.	No Litigation Against Sellers.

Except as disclosed in Sellers’ Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Proceeding by or against Sellers or any of their Affiliates that challenges, or seeks to restrain, delay, or prohibit the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Except as disclosed in Sellers’ Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting Sellers from undertaking the Contemplated Transactions.

3.4.	Organization and Good Standing of the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, each of the HPL Companies is duly formed or organized, validly existing and in good standing, as applicable, under the laws of its state of formation or organization, with full general partnership, limited partnership, or limited liability company, as applicable, power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and to otherwise undertake the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company, as applicable, is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Except as disclosed in Sellers’ Disclosure Schedules, complete and accurate copies of the Governing Documents of each HPL Company, as currently in effect, have been provided to Buyer. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Entity has any subsidiary or, directly or indirectly, owns any shares of capital stock or other equity, securities, or other ownership interest of any other Person. Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers or by any of the HPL Entities will breach (i) any provision of any of the Governing Documents of an HPL Company or (ii) any resolution adopted by the general or limited partners or the managers, members, or other owners of any HPL Company.

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3.5.	No Conflict; No Consent Requirements with Respect to the HPL Companies.

3.5.1.	Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers or by any of the HPL Entities will:

(a)	violate any Applicable Law to which an HPL Company is subject;

(b)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by an HPL Company or that otherwise relates to the Business conducted by an HPL Company;

(c)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other Material HPL Contract or other instrument to which any Seller or HPL Company is a party or by which its properties may be bound; or

(d)	result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any of the assets of any HPL Company.

3.5.2.	Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions by an HPL Entity (the “HPL Company Consents”).

3.6.	Capitalization of the HPL Companies; Sellers’ Title.

3.6.1.	Except as disclosed in Sellers’ Disclosure Schedules, there are no member, partner or other ownership interests in any of the HPL Companies authorized, issued, or outstanding or reserved for any purpose. The member, partner, or other ownership interests, as applicable, of such HPL Companies shown thereon to be outstanding are duly authorized, validly issued, and fully paid and were not issued in violation of any preemptive rights, and are owned beneficially and of record by the party indicated in Sellers’ Disclosure Schedules. Except as disclosed in Sellers’ Disclosure Schedules, there are no (A) existing options, warrants, calls, conversion rights or privileges, pre-emptive rights, subscriptions, or other rights,

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agreements, arrangements, or commitments of any character obligating any of such HPL Companies to issue, transfer, or sell or cause to be issued, transferred, or sold any partner interests or other interests in any of such HPL Companies, or (B) contracts, agreements, or arrangements of any kind relating to any of the same.

3.6.2.	Except as disclosed in Sellers’ Disclosure Schedules, (a) Sellers have good and marketable title to their respective member or partner interests, as applicable, in HPL Consolidation, free and clear of any Encumbrances other than Permitted Encumbrances, (b) the HPL Entities have good and marketable title to their respective HPL Subsidiary Interests free and clear of any Encumbrances other than Permitted Encumbrances, and (c) the HPL Entities’ percentage interest as tenant-in-common in the South Texas Pipeline is 80%, and in each of the Austin Pipeline, the Big Cowboy Pipeline, and in the A/S Pipeline is 50%.

3.7.	Financial Statements of the HPL Entities.

Sellers have delivered to Buyer an unaudited balance sheet of each of the HPL Entities (other than HPL Consolidation) as of December 31, 2004, and the related unaudited statements of income and expense for the fiscal year then ended (the “HPL Financial Statements”). Except as disclosed in Sellers’ Disclosure Schedules, the HPL Financial Statements fairly present as at the respective dates of and for the period referred to therein and in accordance with GAAP the financial condition and the results of operations of the HPL Entities.

3.8.	No Material Adverse Change.

Except as disclosed in Sellers’ Disclosure Schedules, since the date of the HPL Financial Statements, Sellers have operated, or caused the HPL Companies to operate, the Business in the Ordinary Course of Business, and there has not been any event or circumstance that has had or is likely to have a Material Adverse Effect.

3.9.	No Undisclosed Liabilities.

3.9.1.	Except as disclosed in Sellers’ Disclosure Schedules, no HPL Entity has any material liabilities that are required by GAAP to be reflected on the balance sheet of such HPL Entity except for liabilities reflected or reserved against in the HPL Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the HPL Financial Statements.

3.9.2.	Except as disclosed in Sellers’ Disclosure Schedules, there are no Encumbrances securing the payment or other satisfaction of any liabilities of the kind described in Section 3.9.1 without regard to the materiality test therein.

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3.10.	Property and Leases of the HPL Companies.

3.10.1.	Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company owns good and marketable title to, or a valid lessee’s or licensee’s interest in, the major operating assets used by such HPL Company in the conduct of the Business (other than pipeline easements and rights-of-way) as identified in Sellers’ Disclosure Schedules (the “Material Assets”), free and clear of any Encumbrances other than Permitted Encumbrances.

3.10.2.	Except as disclosed in Sellers’ Disclosure Schedules (and except with respect to pipeline easements and rights-of-way), to the Knowledge of Sellers, all leases and licenses of material real property or other Material Assets of the HPL Companies are in full force and effect and are valid, binding and enforceable (except as such enforceability may be limited by General Exceptions to Enforceability), except where failure thereof would not impair the conduct of normal operations of the Business. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company, and to the Knowledge of Sellers, no other party thereto, is in default under any such lease.

3.11.	Contracts of the HPL Companies.

3.11.1.	Except for (A) contracts and other instruments identified or described as “Disclosed HPL Contracts” in Sellers’ Disclosure Schedules, (B) contracts with gas suppliers, gas customers, transportation customers, and storage customers entered into in the Ordinary Course of Business consistent with past practice, (C) pipeline easement and right-of-way agreements, and (D) Benefit Plans, there are no outstanding commitments, contracts, or agreements to which any HPL Company is a party or (except with respect to commitments, contracts, and agreements, entered into by other owners of undivided interests in certain of the property in which the HPL Entities have undivided ownership interests, regarding such other owners’ use of their rights in that property) by which any of its properties are bound that (i) call for annual payments or receipts, or require capital expenditures or commitments by the contracting HPL Company of more than $500,000 that may not be terminated without substantial penalty by the contracting HPL Company on reasonable notice, (ii) create an Encumbrance against any property of any HPL Company securing the payment of funds borrowed by an HPL Company, or (iii) guaranty or otherwise provide credit support for, or indemnification with respect to, the obligations of any Person other than an HPL Company. Each Disclosed HPL Contract, and each contract described in clause (B) of this Section 3.11.1 to the extent any such contract described in clause (B) calls for average daily volumes of more than 2,000 MMBtu is herein called a “Material HPL Contract”.

3.11.2.	Except as otherwise provided in the next paragraph of this Section 3.11.2, and except as disclosed in Sellers’ Disclosure Schedules, each Material HPL Contract is in full force and effect and is valid and enforceable in

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accordance with its terms. Except as disclosed in Sellers’ Disclosure Schedules, the contracting HPL Company on each such Material HPL Contract is not in material breach of any applicable terms and requirements thereof. Except as disclosed in Sellers’ Disclosure Schedules, each other Person that has any obligation or liability under each such Material HPL Contract is, to the Knowledge of Sellers, not in material breach of any applicable terms and requirements thereof. Except as disclosed in Sellers’ Disclosure Schedules, the contracting HPL Company has not given to or received from any other Person, at any time since January 1, 2004 any written notice given in compliance with the notice provisions of the applicable contract alleging that the HPL Company or any other Person is in default under any such Material HPL Contract which has not been resolved.

The representations and warranties of this Section 3.11.2 shall be applicable with respect to the Bammel Documents, the Bammel Settlement Agreement, and the Bammel Settlement Approval Order only to the extent that such documents, the rights and interests of the parties thereto under such documents, the performance under such documents of the parties thereto, and the transactions thereunder are not in controversy in the Cushion Gas Litigation Agreement.

3.12.	Insurance Maintained by the HPL Companies.

All of the material policies of insurance carried on the date of this Agreement by the HPL Entities or any of their Affiliates directly insuring their properties or the Business on or prior to the Closing Date (such HPL Entities’ “Business Insurance Policies”) are identified or described in Sellers’ Disclosure Schedule. Except as disclosed in Sellers’ Disclosure Schedules, all premiums payable on such Business Insurance Policies have been timely paid. Except as disclosed in Sellers’ Disclosure Schedules, with respect to such Business Insurance Policies: (i) all are in full force and effect; (ii) all have been complied with in all material respects by the HPL Companies; (iii) no HPL Company has received any notice from the insurer under any such Business Insurance Policy canceling or materially amending the same; and (iv) there is no claim under any such Business Insurance Policy that (A) has been denied by the insurer, and (B) is still being asserted by the insured.

3.13.	No Litigation Against the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, there is no pending or, to the Knowledge of Sellers, threatened Proceeding by or against any HPL Company (i) that relates to or may reasonably be expected to affect, in any material respect, the Business of, or any of the assets owned or used by any HPL Company, or (ii) that seeks to restrain, delay or prohibit the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting any HPL Company from engaging in the Business, or requiring any HPL Company to take or refrain from taking any action with respect to any aspect of such Business. Notwithstanding the foregoing, Sellers make no representation or

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warranty in this Section 3.13 as to Proceedings, judgments, orders, writs, injunctions, or decrees which are, or contain issues, of broad applicability to, or which generally affect, the natural gas, natural gas liquids, or pipeline industry and do not specifically name Sellers, their Affiliates, or any of the HPL Companies or their respective properties.

3.14.	Compliance by the HPL Entities with Applicable Law; Permits.

Except as disclosed in Sellers’ Disclosure Schedules, since June 1, 2001, the HPL Entities have complied in all material respects with all Applicable Laws to which they are subject (not including Environmental Laws, with respect to which Sellers’ representations and warranties are contained in Section 3.18 hereof). Except as disclosed in Sellers’ Disclosure Schedules, no investigation or review by any Governmental Authority, based on an alleged material violation of any Applicable Law (not including Environmental Laws, with respect to which Sellers’ representations and warranties are contained in Section 3.18 hereof) is pending or, to the Knowledge of Sellers, threatened, against an HPL Company, nor has any Governmental Authority indicated in writing to Sellers, or any HPL Company an intention to conduct the same at any time after the date hereof.

Except as disclosed in Sellers’ Disclosure Schedules, no Permit from or of any Governmental Authority or license, franchise, permit, order, or approval from any third party is required on the part of the HPL Entities to conduct the Business as presently conducted or is required in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions except for such Permits as have been obtained if the failure to have such Permits would not, alone or in the aggregate, result in a Material Adverse Effect.

3.15.	Intellectual Property of the HPL Companies.

All material patents, trademarks, service marks, trade names, registered copyrights, domain names, and applications therefor used mainly in the conduct of the Business by any HPL Company are herein referred to as “Intellectual Property”. Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company owns or has the right to use all such Intellectual Property, free of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, (i) no Person is infringing any of the HPL Companies’ rights in such Intellectual Property, (ii) no HPL Company is infringing the intellectual property rights of any other Person, (iii) no registration of any such Intellectual Property has expired or been abandoned, and (iv) no HPL Company is in default under any license agreement respecting any of its Intellectual Property, in each case where the result would materially impair the conduct of the Business.

3.16.	Tax Matters.

3.16.1.	Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, there has been timely filed by or for each of the HPL Companies all

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Tax Returns, if any, which are required by law to be filed prior to the Closing Date by it or with respect to its operations, and all Taxes due or claimed to be due from it or with respect to its operations (whether or not shown on any Tax Return) have duly and timely been paid, and there are no assessments or claims for payment of any such Taxes now pending or, to the Knowledge of Sellers, threatened, or any audit of the records of an HPL Company being made or threatened by, any taxing authority. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, each Tax Return previously filed by each HPL Company is, or to be filed by each HPL Company in the future relating to any period ending prior to the Closing Date shall be, correct and complete in all material respects. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, none of such HPL Companies is currently the beneficiary of any extension of time within which to file any Tax Return, if any, and no extension or waiver of any statute of limitations is in effect with respect to any Tax owed by any HPL Company. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, each of such HPL Companies has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, owners, or other third parties and have also paid all employment taxes as required under Applicable Law.

3.16.2.	Each of HPL Company LP, HPL Resources, and Gas Marketing have been domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates for U.S. federal income tax purposes since July 31, 2001, and each of Storage Holdings and Storage Leaseco have been domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates for U.S. federal income tax purposes since October 12, 2004, and no election for any of the HPL Entities has been made to change their respective default classifications, and neither Sellers, nor any of their Affiliates, nor any taxing authority has taken a position inconsistent with such treatment for federal income tax purposes. Each of HPL GP, LLC, HPL Storage GP LLC and HPL Consolidation are domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates (and with respect to HPL Consolidation, such treatment was made up to the Closing) for U.S. federal income tax purposes, and no election has been made to change the default classification of any such entities. The only investments ever made by HPL GP, LLC and HPL Storage GP LLC have been their respective interests in the HPL Entities.

3.16.3.	Sellers expressly make no representations or warranties regarding compliance with Code section 409A.

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3.17.	Workforce Matters of the HPL Entities.

3.17.1.	Employees.

Sellers have provided to Buyer a complete and accurate list of the name, current compensation, scheduled or agreed-upon pay adjustments or bonuses, job title or description, and date of hire of each employee of the HPL Entities or their Affiliates as of the day immediately preceding Closing whose duties relate primarily to the Business (the “Closing Workforce”).

3.17.2.	Labor Disputes.

Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company is in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed in Sellers’ Disclosure Schedules, there is no unfair labor practice complaint against any HPL Company before the National Labor Relations Board. Except as disclosed in Sellers’ Disclosure Schedules, there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting any HPL Company. Except as disclosed in Sellers’ Disclosure Schedules, since June 1, 2001, no HPL Company has experienced a strike or work stoppage. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is a party to or subject to a collective bargaining agreement and no collective bargaining agreement relating to employees of any HPL Company is currently being negotiated. Except as disclosed in Sellers’ Disclosure Schedules, no Proceedings are pending or, to the Knowledge of Sellers, threatened against any HPL Company with respect to employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, there is no effort currently underway to organize the work force of any HPL Company or any part thereof.

3.17.3.	Employee Benefit Plans.

Sellers’ Disclosure Schedules set forth a complete and accurate list of each plan, contract, agreement, or other arrangement providing any type of compensation or benefit, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA in which any individual included in the Closing Workforce is a participant or to which such individual is a party (collectively, the “Benefit Plans”). Except as set forth in Sellers’ Disclosure Schedules, (i) the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, in each case in all material respects; and (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification that is current as of the Closing Date except for changes required by the Economic Growth

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and Tax Relief Reconciliation Act (with respect to which good faith amendments have been made), and nothing has occurred (or failed to occur) that could reasonably be expected to result in the revocation of such letter. Except as set forth in Sellers’ Disclosure Schedules, there are no pending or, to the Knowledge of Sellers, threatened claims involving any individual included in the Closing Workforce and no pending or, to the Knowledge of Sellers, threatened litigation involving any individual included in the Closing Workforce with respect to any of the Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, in either case which, if determined or resolved adversely, would have a Material Adverse Effect. With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to since June 1, 2001, by any HPL Entity or any corporation, trade, business, or entity that is now or has been at any time since that date under common control with any HPL Entity, within the meaning of Section 4.14(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), except as set forth in Sellers’ Disclosure Schedules (iii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full or will be incurred as a result of the Contemplated Transactions; (iv) no liability to the Pension Benefit Guaranty Corporation has been incurred by any HPL Entity or any Commonly Controlled Entity, which liability has not been satisfied in full; (v) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; (vi) all contributions and premium payments (including, without limitation, employer contributions and employee elective deferral contributions) that are due have been paid to the applicable defined contribution Benefit Plan and all contributions (including, without limitation, installments) to any Benefit Plan (other than Seller’s defined contribution Benefit Plan) required by Section 302 of ERISA and Section 412 of the Code have been timely made and all contributions for any period ending before the Closing Date that are not yet due have been paid up to and including the Closing Date to any Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code, or accrued on the books of the appropriate HPL Entities or any Commonly Controlled Entity; and (vii) no liability under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA has been incurred by any HPL Entity or any Commonly Controlled Entity that would become a liability of Buyer or any of its Affiliates and no condition exists that would result in any such liability.

3.18.	Environmental Matters.

Certain environmental matters have been identified as “Disclosed Environmental Matters” in Sellers’ Disclosure Schedules. Except as described as a Disclosed Environmental Matter, and except as otherwise set forth in Sellers’ Disclosure Schedules and with respect to the period beginning June 1, 2001, and to Sellers’ Knowledge, with respect to the period preceding the period beginning June 1, 2001:

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3.18.1.	No HPL Company is in violation, in any material respect, of any Applicable Law pertaining to environmental protection, or protection of human health or safety, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, or the Toxic Substances Control Act (collectively, “Environmental Laws”); and

3.18.2.	Sellers have no Knowledge, and neither Sellers nor any of the HPL Companies nor any of their Affiliates have received written notice from any Person, including without limitation any Governmental Authority, (i) that any HPL Company has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) which any HPL Company generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation, and in respect of which Hazardous Substances any of the HPL Companies may have a remediation liability or obligation pursuant to any Environmental Law; or (iii) that any HPL Company is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding under Environmental Laws arising out of any Person’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22) or the relevant foreign Environmental Laws, hereinafter, “Release”) of Hazardous Substances.

3.18.3.	To the Knowledge of Sellers, Sellers’ Disclosure Schedules list each material Permit required under applicable Environmental Laws for the operation of the Business. To the Knowledge of Sellers, each such Permit is valid and in full force and effect, and no Proceeding is pending or threatened to suspend, revoke, terminate, or declare invalid any such Permit. Except as set forth in Sellers’ Disclosure Schedules, the applicable HPL Company (i) holds and is in compliance, in all material respects, with each such Permit, (ii) has filed all necessary reports and maintained all necessary records pertaining to such Permits, in all material respects, and (iii) has otherwise complied, in all material respects, with all such Permits.

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3.19.	Regulatory Matters.

Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is subject to regulation as a “holding company” or a “public utility company” under the Public Utility Holding Company Act of 1935, as amended. HPL Company LP and MidTexas Pipeline Company are regulated as gas utilities under the laws of the State of Texas. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is subject to regulation as a “natural gas company,” as defined in the Natural Gas Act of 1938, as amended (“NGA”).

3.20.	Affiliate Transactions of the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, none of the HPL Companies is party to an agreement or arrangement with Sellers or any of their other Affiliates that will continue in effect after Closing. Except as disclosed in Sellers’ Disclosure Schedules, there are no guarantees, letters of credit, indemnity agreements, equity contribution agreements, or other credit support agreements under which any HPL Company has any outstanding obligation relating to the obligations, business, or assets of Sellers or any of their Affiliates (other than another HPL Company).

3.21.	Finders and Brokers.

Neither Sellers nor any of the HPL Companies is party to any agreement with any finder or broker under which Buyer or any HPL Company after Closing would have any responsibility for any commissions, fees, or expenses in connection with the origin, negotiation, execution, or performance of this Agreement.

3.22.	Bankruptcy.

Except as disclosed in Sellers’ Disclosure Schedules, neither Sellers nor any of the HPL Companies are subject to any bankruptcy proceeding, and to Sellers’ Knowledge no proceeding is contemplated, in which Sellers or the HPL Companies would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

3.23.	Sufficiency of Assets.

Except as set forth in Sellers’ Disclosure Schedules, the equipment, facilities, real property, Intellectual Property, Material HPL Contracts, and Permits owned, leased, or licensed by the HPL Companies constitute substantially all of the equipment, facilities, real property, Intellectual Property, Material HPL Contracts, and Permits used by the HPL Companies for the conduct of the Business as conducted immediately prior to Closing.

3.24.	Certain Warranty Disclaimers.

3.24.1.	Except as and to the extent expressly set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto, Sellers make no

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representations or warranties whatsoever to Buyer and Sellers hereby disclaim all liability and responsibility for any other representation, warranty, statement or information made, communicated, or furnished or purportedly made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of any Seller or any of their Affiliates). No information provided to Buyer or any of its Affiliates or any of its or their representatives, advisors, or lenders, shall enlarge or alter in any way the representations and warranties set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto or otherwise constitute a representation or warranty hereunder. Buyer expressly acknowledges that (i) it has undertaken all investigations, analyses, and evaluations considered by it to be necessary or appropriate with respect to the Business, its financial and operating history and condition, and the Purchased Interests, Applicable Law, relevant industry and market conditions, and its decision to enter into this Agreement and consummate the Contemplated Transactions, (ii) it has had an opportunity to ask for all information desired from Sellers and their Affiliates and the nature and extent of the responses to such requests are satisfactory to Buyer, and (iii) it has made its own evaluation of the value of the Business, its financial condition and prospects, and the Purchased Interests and the risks and benefits of the Business and the Contemplated Transactions and is not relying on any information or evaluation from Sellers or any of their Affiliates or representatives other than those expressly set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto.

3.24.2.	EXCEPT AS OTHERWISE CONTAINED IN THIS AGREEMENT OR THE EXHIBITS HERETO, IN SELLERS’ DISCLOSURE SCHEDULES, OR IN ANY CERTIFICATE FURNISHED OR TO BE FURNISHED BY SELLERS PURSUANT HERETO, SELLERS AND THEIR AFFILIATES MAKE NO REPRESENTATION OR WARRANTY REGARDING THE CONDITION, REMAINING USEFUL LIFE, OR STRUCTURAL INTEGRITY OF ANY OF THE PIPELINE OR GAS STORAGE ASSETS (OR RELATED EQUIPMENT OR FACILITIES) OF ANY OF THE HPL COMPANIES. ALL SUCH ASSETS, EQUIPMENT, AND FACILITIES ARE ACCEPTED ON AN “AS IS” BASIS, AND SELLERS AND THEIR AFFILIATES HEREBY DISCLAIM ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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4.	BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants as follows:

4.1.	Organization and Good Standing of Buyer.

Except as disclosed in Buyer’s Disclosure Schedules, Buyer is duly formed and validly existing under the laws of its state of organization, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and to otherwise undertake the Contemplated Transactions. Except as disclosed in Buyer’s Disclosure Schedules, Buyer is duly qualified to do business as a foreign entity and is in good standing, if applicable, under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Buyer.

4.2.1.	Except as disclosed in Buyer’s Disclosure Schedules, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms except as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Buyer’s Disclosure Schedules, upon the execution and delivery by Buyer of the instruments required to be executed by Buyer or by any of the HPL Entities pursuant to Section 2.4.2 (collectively, the “Buyer’s Documents”), each of the Buyer’s Documents will constitute the legal, valid and binding obligation of Buyer or HPL Entity party thereto, as the case may be, enforceable against it in accordance with its terms except, in each case, as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Buyer’s Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Buyer’s Documents nor the consummation or performance of any of the Contemplated Transactions by Buyer or any HPL Entity will breach (i) any provision of any of the Governing Documents of Buyer or (ii) any resolution adopted by the equity holders or governing bodies of Buyer.

4.2.2.	Except as disclosed in Buyer’s Disclosure Schedules, Buyer has the full right, power and authority to execute and deliver this Agreement and the Buyer’s Documents as applicable, to perform its obligations under this Agreement and the Buyer’s Documents as applicable, and to carry out the Con templated Transactions, and such actions have been duly authorized by all necessary action by such the governing bodies and equity holders of Buyer.

4.2.3.	Except as disclosed in Buyer’s Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Buyer’s Documents nor the consummation or performance of any of the Contemplated Transactions by Buyer will:

(a)	violate any Applicable Law to which Buyer is subject;

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(b)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Buyer; or

(c)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other material contract or other instrument to which Buyer is a party or by which its properties may be bound.

4.2.4.	Except as disclosed in Buyer’s Disclosure Schedules, Buyer is not required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.	No Litigation Against Buyer.

Except as disclosed in Buyer’s Disclosure Schedules, there is no pending or, to Buyer’s Knowledge, threatened Proceeding by or against Buyer that challenges, or seeks to restrain, delay, or prohibit the Contemplated Transactions. Except as disclosed in Buyer’s Disclosure Schedules, to the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Except as disclosed in Buyer’s Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting Buyer from undertaking the Contemplated Transactions.

4.4.	Finders and Brokers.

Buyer is not a party to any agreement with any finder or broker under which any Seller would have any responsibility for any commissions, fees, or expenses in connection with the origin, negotiation, execution, or performance of this Agreement.

4.5.	Bankruptcy.

Except as disclosed in Buyer’s Disclosure Schedules, Buyer is not subject to any bankruptcy proceeding, and to Buyer’s Knowledge no proceeding is contemplated, in which Buyer would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

4.6.	Availability of Funds.

Buyer has sufficient funds available or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price and conduct the Business. The ability of Buyer to consummate the transactions contemplated hereby are not subject to any condition or contingency with respect to financing.

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5.	COVENANTS OF THE PARTIES

5.1.	Continuing Access.

After the Closing Date and in addition to any rights under the Cushion Gas Litigation Agreement, each of the parties hereto, its Affiliates, and its and their representatives and advisors will have reasonable access to (and the right to make and retain copies of) the records (including, but not limited to email messages) of the HPL Companies and reasonable access to the officers, directors, then-serving employees, members, agents, and any other personnel of the HPL Companies, in each case for purposes of consultation or otherwise to the extent reasonably required in connection with matters relating to the operations of the HPL Companies before the Closing Date, in connection with the performance of its obligations and exercise of its rights under this Agreement (including its prosecution, defense, and settlement of Retained Matters or other litigation or investigations), or otherwise in connection with the Contemplated Transactions. Each of the parties hereto agrees to preserve and cause its Affiliates to preserve all such records for the period of time set forth in any records retention policy in effect at an HPL Entity as of the Closing Date or for any longer period as may be required by law, but in any event for at least 6 years from the Closing Date. Each of the parties hereto and their representatives and advisors will have reasonable access to (and the right to make and retain copies of) the documents, books and records, and other information of the HPL Companies (to the extent currently possessed by the HPL Companies, and such parties shall authorize Buyer or Sellers, as applicable, to seek or obtain, at the expense of the party seeking such access, such documents, books, records, and other information of the HPL Companies that are not currently possessed by such parties). At no cost or expense to the cooperating party other than actual out-of-pocket expenditures (which shall not include attorney’s fees), each party will reasonably (or otherwise upon reimbursement of the cooperating party’s out-of- pocket costs) cooperate and cause their Affiliates to reasonably (or otherwise upon reimbursement of the cooperating party’s out-of-pocket costs) cooperate in connection with any audit, investigation, hearing, or inquiry by any Governmental Authority and any litigation, arbitration, or other Proceeding which may continue or arise after the Closing Date relating to any of the Retained Matters, such cooperation to include making individuals and records reasonably (or otherwise upon reimbursement of Buyer’s out-of-pocket costs) available for review, analysis, testing, consultation, interview, deposition, or testimony, making a corporate representative available for deposition or at trial, and executing declarations, affidavits, settlement agreements, and other instruments as reasonably requested by the other party hereto. Any cost associated with accessing former employees will be borne by the party seeking such access.

5.2.	Retained Matters.

5.2.1.	Except as otherwise set forth in Sellers’ Disclosure Schedules, Sellers or their Affiliates will be entitled to exclusively control, conduct, and

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otherwise direct the prosecution, defense, and settlement of any of the Proceedings described as or arising out of “Retained Matters” in Sellers’ Disclosure Schedules and Buyer covenants to cause the HPL Entities to grant such control to Sellers. Following the Closing, the liability of the HPL Entities for any demands, claims, causes of action, suits, judgments, damages, amounts paid in settlement, penalties, liabilities, losses or deficiencies, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses relating to any Retained Matter (“Retained Matter Liabilities”) will be limited as set out in the description thereof in Sellers’ Disclosure Schedule, and Sellers hereby agree to solely bear the cost of, or if unable to directly bear the cost of, shall indemnify and hold harmless, the HPL Entities from all Retained Matter Liabilities in excess of such limit on the liability of the HPL Entities therefor (“Sellers’ Retained Matter Responsibility”), in accordance with the provisions of Section 6.2. Sellers will retain rights in proportion to Sellers’ Retained Matter Responsibility with respect to any recovery from any of the Retained Matters or any counterclaim thereto or cross-claim with respect thereto (whether or not presently asserted), and Buyer agrees to immediately remit, and cause the HPL Entities to immediately remit, any and all such recoveries to Sellers or their designees.

5.2.2.	Cushion Gas Litigation is not a Retained Matter under this Agreement. Allocation of responsibility and liability among Sellers and their Affiliates on the one hand and Buyer, the HPL Entities, and their Affiliates on the other hand with respect to Cushion Gas Litigation is controlled exclusively by the Cushion Gas Litigation Agreement, and neither Sellers nor any of their Affiliates will have any liability under this Agreement to Buyer, the HPL Entities, or any of their Affiliates (including liability based on a breach of the representation and warranty in Section 3.11) for any Damages or other loss, liability, obligation, damage, cost, or expense of any kind arising out of or relating to any Cushion Gas Litigation and none of the limitations on liability contained in this Agreement will apply to any liability arising under the Cushion Gas Litigation Agreement.

5.3.	Workforce Matters.

5.3.1.	Post-Closing Employment and Compensation; Severance.

(a)	Sellers have transferred, or have caused to be transferred, all members of the Closing Workforce to a Seller or an Affiliate of a Seller (other than an HPL Company). From the Closing Date until the expiration of the Employee Review Period, Sellers shall be responsible for the Closing Workforce in accordance with the terms of the Transition Services Agreement. Not later than 100 days following the Closing Date (such period being the “Employee Review Period”), except as provided in Section 5.3.1(b), Buyer shall extend offers of employment, or cause the HPL Entities or another of its Affiliates to extend offers of

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employment, to the members of the Closing Workforce that it so elects with terms consistent with Section 5.3.2 (“Offer of Employment”). Buyer will make Offers of Employment and initiate employment in consultation with Sellers in an orderly fashion that does not impose an undue administrative burden on Sellers. Buyer shall notify Sellers in writing at least 10 days prior to making an Offer of Employment of: (i) the name of each such member of the Closing Workforce to whom Buyer or an Affiliate of Buyer intends to make an Offer of Employment; and (ii) the terms of each such Offer of Employment. Buyer shall not give notice to any member of the Closing Workforce that such employee will not receive an Offer of Employment in the period beginning on the Closing Date and ending 30 days after the Closing Date. At any time and from time to time on or before the date that is the last day of the Employee Review Period, Buyer or an Affiliate of Buyer shall hire those members of the Closing Workforce who accept an Offer of Employment. Each member of the Closing Workforce who accepts an Offer of Employment shall be referred to as a “Transferred Employee”. The date on which a Transferred Employee becomes an employee of Buyer or Buyer’s Affiliate shall be referred to as the “Hire Date” for such Transferred Employee. Sellers or their Affiliate, as the case may be, shall terminate each of the Transferred Employees as of such employee’s Hire Date. Except to the extent that such liabilities are to be borne by Buyer under Section 5.3.1(c), Sellers shall be liable for any Required Severance Benefits and health care continuation benefits (COBRA rights) of any member of the Closing Workforce that does not become a Transferred Employee, and except as otherwise provided herein or in the Transition Services Agreement, neither Buyer nor any Affiliate thereof shall have any other liability or obligation whatsoever with respect to any member of the Closing Workforce who does not become a Transferred Employee.

(b)	The provisions of Section 5.3.1(a) notwithstanding, (i) Buyer will have no obligation to employ, or cause to be employed, any member of the Closing Workforce who does not accept an Offer of Employment that conforms to the requirements of Section 5.3.1(a); (ii) Buyer will have no obligation to continue the employment of any individual who voluntarily terminates his or her employment other than in the circumstances described in clause (ii) or (iii) of Section 5.3.1(c), and (iii) Buyer may terminate the employment of any member of the Closing Workforce at anytime for Cause. For purposes of this Agreement, termination for “Cause” means termination because of material dereliction of duty, commission of a crime of moral turpitude, material violation of any written policy of the employer, or termination because of any other “termination for

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cause” provision in the involved individual’s written employment agreement, if any.

(c)	Buyer will provide, or will cause the HPL Entities or another of its Affiliates to provide the Required Severance Benefits to each Transferred Employee who:

(i)	is terminated without Cause during the Continuation Period,

(ii)	elects during the Continuation Period to terminate such employment within 7 days following such Transferred Employee’s receipt of a notice from his or her employer of its intent to reduce such employee’s base rate of pay, or

(iii)	elects during the Continuation Period to terminate such employment within 30 days after his or her employer notifies such employee of its intent to assign such employee to a principal place of work that is more than 50 miles from such employee’s principal place of work as of the Closing Date.

Additionally, in the event Buyer fails to extend, or cause to be extended, Offers of Employment to not less than 75% of the Closing Workforce as required by Section 5.3.1(a), and the members of the Closing Workforce that are severed by Sellers or their Affiliates who have not received Offers of Employment from Buyer and have not resigned or have not received offers of employment from Sellers or any of their Affiliates that in each such case would relieve Sellers of any severance obligation to such employees, then Buyer will pay to Sellers or their designated Affiliate, within 30 days of written request therefor (such request to be made within 30 days of the end of the Employee Review Period) an amount equal to (A) the weighted average severance benefits (based on credited service and COBRA premium rates determined as of the last day of the Employee Review Period) that could be available pursuant to the Required Severance Benefits to the remaining members of the Closing Workforce described above multiplied by (B) a number equal to (x) the number of individuals constituting 75% of the Closing Workforce minus (y) the number of individuals who receive an Offer of Employment that conforms to the requirements of Section 5.3.1(a).

(d)	Sellers and their Affiliates will not discourage any member of the Closing Workforce from accepting an Offer of Employment that conforms to the requirements of Section 5.3.1(a).

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(e)	Prior to the Closing Date, Sellers shall have caused the HPL Entities to (i) terminate any Benefit Plans that are sponsored, contributed to, maintained, or entered into solely by one or more of the HPL Entities, unless sponsorship is transferred to and assumed by a Seller or an Affiliate of Sellers (other than an HPL Company) prior to the Closing Date (including any liability that might otherwise apply to the HPL Entities), and (ii) terminate the participation of all HPL Entities in all Benefit Plans. It is expressly understood and agreed that neither Buyer nor any Affiliate thereof is, by virtue of this Agreement or otherwise, assuming any Benefit Plan or any liability or obligation of any kind under any such Benefit Plan.

5.3.2.	Post-Closing Benefits; Service Credit for Transferred Employees.

(a)	During the Continuation Period, Buyer will provide, or cause the HPL Entities or another of its Affiliates to provide, Transferred Employees with (i) a base compensation level at least as high as that referred to in Section 3.17.1 hereof (including scheduled increases in compensation identified therein), and (ii) a principal place of work that is no more than 50 miles from such Transferred Employee’s principal place of work as of the day immediately preceding Closing.

(b)	During the Continuation Period, Buyer will provide, or cause the HPL Entities or another of its Affiliates to provide, to the extent permitted by Applicable Law, bonus, fringe benefits, welfare benefits, retirement and pension benefits, medical, dental, and other health plans, vacation pay, sick leave, deferred compensation arrangements, and other benefits (other than severance benefits, which are controlled by Section 5.3.1(c)) (the “Buyer Plans”) for Transferred Employees that are no less favorable than those provided by Buyer or its Affiliates to other similarly situated employees of Buyer or its Affiliates.

(c)	To the extent permitted under Applicable Law and the applicable Buyer Plans, Buyer agrees that for purposes of all Buyer Plans (including all policies and employee fringe benefit programs, including vacations, of Buyer) under which an employee’s benefit depends, in whole or in part, on length of service, credit will be given to Transferred Employees as of each employee’s Hire Date for service previously credited with or by Sellers or any of their Affiliates prior to such Hire Date for such programs, provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. If permitted under the applicable Buyer Plans with no immediate increase in Buyer’s premiums with respect to any insured group health plan, each Transferred Employee shall also be given credit

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for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs to the extent that, following such employee’s Hire Date, such Transferred Employee participates in any Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan (except Buyer’s insured welfare benefit plans that are not group health plans, with respect to which Buyer shall use its commercially reasonable efforts to cause such plans) to waive (i) any preexisting conditions, exclusions, evidence of insurability requirements, and actively-at-work exclusions for each Transferred Employee and his or her dependents under any Buyer Plan in which a Transferred Employee becomes eligible to participate to the extent that such pre-existing conditions, exclusions, evidence of insurability requirements, and actively-at-work exclusions were previously satisfied under the comparable Benefit Plan, and (ii) any waiting period limitation which would otherwise be applicable to a Transferred Employee on or after the Closing to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous plan prior to the Closing. All claims and expenses incurred by any such Transferred Employee and any dependents that were to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Benefit Plan will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the plans maintained after Closing for the benefit of such Transferred Employee. Sellers shall use their reasonable best efforts to provide to Buyer information concerning out-of-pocket expenses incurred by Transferred Employees under any Benefit Plan for pre-Hire Date treatments or services.

(d)	Buyer will recognize, or will cause the HPL Entities or another of its Affiliates to recognize, all unused earned, banked, and accrued vacation of each Transferred Employee as of such employee’s Hire Date up to a maximum of 2 weeks of vacation for each Transferred Employee and will provide to each such Transferred Employee a level of sick leave and other leave benefits that is no less favorable than the sick leave and other leave benefits provided by Buyer or its Affiliates to similarly situated employees of Buyer or its Affiliates. If any Transferred Employee has more than 2 weeks unused earned, banked, and accrued vacation available to be taken in the year of Closing under Sellers’ or their Affiliates’ vacation policy as of such Transferred Employee’s Hire Date, Sellers shall be responsible for the payment to such Transferred Employee of such additional amount of unused earned, banked, and accrued vacation based on such Transferred Employee’s salary immediately prior to the Hire Date. At any time and from time to time during the Employee

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Review Period, at Buyer’s request, Sellers will prepare a report of the amounts accrued by Sellers and their Affiliates for vacation benefits of the Closing Workforce. To the extent that Buyer provides such benefits to the Transferred Employees as a result of such accruals (rather than as a result of accruals from service after the Transferred Employee’s Hire Date), Sellers will remit to Buyer the amount of such accruals as a reduction of the Purchase Price.

(e)	Buyer will provide or cause to be provided to each Transferred Employee and their qualified beneficiaries who incur a “qualifying event” (as defined in COBRA) on or after such Transferred Employee’s Hire Date continuation health coverage in accordance with the continuation health coverage requirements of COBRA.

5.3.3.	WARN Act Compliance.

Sellers do not anticipate terminating the employment of any member of the Closing Workforce prior to Closing as a result of the Contemplated Transactions. Buyer will, at its expense, effect or cause the HPL Entities or its other Affiliates to effect full compliance with the Worker Adjustment and Retraining Notification Act (“WARN Act”) and regulations promulgated thereunder, and any comparable state or local Applicable Law, required as a result of the Contemplated Transactions, regardless of whether the obligation to do so is that of Buyer, Sellers, their Affiliates, or the HPL Entities. Buyer agrees to indemnify Sellers for any damages, costs, fees, including but not limited to attorneys’ fees, penalties, or other legal obligations under the WARN Act or comparable state or local Applicable Law, resulting from the Contemplated Transactions.

5.4.	Discontinuation of Intercompany Transactions.

Effective as of the Closing, and consistent with the determination of Net Working Capital, all intercompany receivables and payables and loans including amounts due to or from the HPL Entities under the AEP System Amended and Restated Non-Utility Money Pool Agreement then existing between any HPL Entity on the one hand and AEP or any of its Affiliates on the other hand (other than those between the HPL Entities) shall be fully settled so that there are, as of the Valuation Time, no such outstanding payables, receivables, or loans except as set forth in Sellers’ Disclosure Schedules. Without limitation of the foregoing, all accruals of federal income tax and state income tax, all deferred tax liabilities, and all deferred tax assets will be eliminated from the accounts of the HPL Entities. Except as set forth in Sellers’ Disclosure Schedules, all intercompany agreements or arrangements between any HPL Entity on the one hand and AEP or any of its Affiliates on the other hand including agreements for accounting services and access to accounting processes (other than those between the HPL Entities) shall be terminated as of the Valuation Time.

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5.5.	Termination and Continuation of Certain Insurance Coverages.

5.5.1.	Buyer acknowledges that as of Closing the insurance coverages relating to the Business and described as “Terminating Insurance Coverages” in Sellers’ Disclosure Schedules will terminate or otherwise cease to be in effect, except with respect to claims of any of the HPL Companies that are pending under such insurance coverage as of the Closing Date, which shall survive the Closing Date and continue in effect until resolution thereof. No HPL Company will be entitled to any refund of any premium paid with respect to any such coverage. Except as otherwise provided in this Agreement, Buyer agrees that it will be solely responsible for, and neither Sellers nor any of their Affiliates will have any responsibility for, all risks as to which a claim for coverage under any of the Terminating Insurance Coverages may have otherwise been brought after Closing.

5.5.2.	Until December 20, 2006, and thereafter at the option and expense of Sellers, Buyer will maintain, or cause the HPL Entities to maintain, continuously in force Chubb Custom Insurance Company Policy Number 3725-37-46 (or an equivalent policy from an insurer acceptable to Sellers in their sole discretion) covering insured losses, providing for deductibles and limits, and including endorsements, in each case, as presently set forth in such policy, and naming AEP and its Affiliates as additional named insureds. Buyer shall notify Sellers at least 60 days prior to the end of the coverage period of its intention to not renew the above-described policy. If such coverage is extended at the option and expense of Sellers, Sellers shall have the sole right to modify and limit coverage at their discretion.

5.6.	Substitutions of Credit Support.

Buyer shall, within 30 days following the Closing Date, cause itself or one or more of its Affiliates to be substituted in all respects for Sellers or one or more of their Affiliates, as the case may be, in respect of all obligations of Sellers or any of their Affiliates under each and every guaranty, indemnity agreement, surety bond, performance bond, letter of credit, support agreement, keep-well agreement, third party collateral assignment or other pledge of collateral, or other credit support arrangement of any kind supporting the credit or facilitating the transactions of any of the HPL Companies in connection with the Business (each a “Credit Support Arrangement”) and shall cause Sellers and each of their Affiliates, as the case may be, to be discharged from all obligations under any such Credit Support Arrangement. The Credit Support Arrangements include those listed in Schedule 5.6 of Sellers’ Disclosure Schedules. If Buyer is unable to timely effect such substitution with respect to any Credit Support Arrangement on terms acceptable to Buyer, then Buyer will immediately obtain a letter of credit, on terms and from a financial institution reasonably satisfactory to Sellers, with respect to the obligations of Sellers and each of their Affiliates under such Credit Support Arrangement.

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5.7.	Claims for Certain Measurement Adjustments.

Buyer agrees to remit to Sellers, within 30 days of receipt, any amount receivable within the 18 months following the Closing Date to correct any misallocation, calculation error, measurement problem or similar event relating to performance prior to the Closing Date under any of the HPL Companies’ contracts with gas suppliers, gas customers, transportation customers, and storage customers. If any such amount is offset for any reason, the amount so offset will be remitted within 30 days of the date on which the HPL Companies receive credit as a result of such offset. Sellers will have the right to direct Buyer and the HPL Companies in the administration of any contract provision calling for any such a correction to the extent necessary to protect its interests under this Section 5.7. At the expense of Sellers, Sellers shall have the right, in accordance with this Section 5.7 and Section 5.1, to audit the records of the HPL Entities to determine the existence of a right to any such correction and/or the details concerning any such correction and for this purpose will have the right, in accordance with this Section 5.7 and Section 5.1, to review, copy, abstract, and audit all relevant meter data and other relevant information held by or available to the HPL Entities for the relevant period. Buyer will provide Sellers and their representatives and advisors, at no expense to Sellers, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of the HPL Entities, and the appropriate personnel to the extent required to exercise Sellers’ rights under this Section 5.7. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing.

5.8.	Discontinuance of Trademarks and Tradenames.

Any and all Intellectual Property owned by or licensed to the HPL Companies with respect to the name “Houston Pipe Line Company” or the acronym “HPL” or any variation or derivative thereof (the “Business Marks”) shall be retained by the HPL Companies for their use after Closing. Effective upon Closing Sellers shall cause their appropriate Affiliates to grant to the HPL Companies a non-exclusive, non-transferable, non-sublicenseable, royalty-free right to display, solely in connection with the Business, “AEP”, “American Electric Power” or any other similar trademarks, service marks, and tradenames owned by or licensed to Sellers or any of their Affiliates (the “Retained Marks”), for a period of time, not to exceed 6 months from the Closing Date, as is reasonably necessary to promptly discontinue such

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display, on any stationery, billing stock, signs, vehicles, pipeline markers, manuals, forms, or in connection with the normal operation of computer software, but solely to the extent and in the form that the Retained Marks exist or are contained thereon as of the Closing. At the conclusion of such period, Buyer shall cause each of the HPL Companies to discontinue display or other use of, and license to others of, the Retained Marks.

5.9.	Change of Sellers’ Names.

At Closing each Seller will take all steps necessary to change its name effective as of the Closing Date so as to eliminate any reference to “HPL”.

5.10.	Required Notices.

Buyer will timely prepare and file or cause to be prepared and filed, at its own expense, with a complete and contemporaneous copy to Sellers, all notices or other filings required to be filed by any HPL Company or Buyer after Closing with any Governmental Authority as a result of or with respect to the execution and delivery of this Agreement or the Buyer’s Documents or the consummation of the Contemplated Transactions. Upon the request of Buyer, Sellers will fully cooperate with Buyer in making any such filing.

5.11.	Public Statements.

After the Closing Date, no party will issue any press release or make any public disclosure concerning the Contemplated Transactions or the contents of this Agreement, the Option Agreement, the Cushion Gas Litigation Agreement, the Guaranties, or the Transition Services Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures required by Applicable Law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Authority or to comply with the regulations of any securities exchange; provided, that the party required to make such disclosure shall allow the other parties reasonable time to review and comment thereon in advance of such disclosure.

5.12.	Audit Matters.

Promptly following Closing, Sellers will provide representatives of Buyer, at no expense to Sellers, with all assistance and access to data during normal business hours, including accounting and other books and records of the HPL Entities and Sellers and the appropriate personnel of Sellers and the HPL Entities, reasonably required by Buyer to enable Buyer to prepare for the HPL Entities: (i) an audited balance sheet as may be required or, in the judgment of Buyer, advisable to be filed by Buyer or any Affiliate of Buyer in accordance with Regulation S-X under the Securities Act of 1933, as amended, and related statements of income and cash flows for each of its then three most recent fiscal years, or (ii) other financial statements (including without limitation adjusted historical financial statements), in each case as may be required or

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advisable for filings with the Securities and Exchange Commission in compliance with Regulation S-X in connection with or on account of the Contemplated Transactions. Buyer, at its sole expense, shall engage independent auditors to undertake the above-described audit, and if Buyer engages Deloitte & Touche, LLP, Sellers (at no expense to Sellers) will authorize access to that firm’s working papers relating to its audit of AEP insofar as they relate exclusively to Sellers and their direct and indirect subsidiaries. It is expressly agreed that no Buyer representative, including the independent auditors engaged by Buyer as contemplated by this Section 5.12, shall have access to any unpublished accounting information or working papers other than those of Sellers and their direct or indirect subsidiaries.

5.13.	Post-Closing Title Review.

5.13.1.	Within 60 days following the Closing Date, Buyer may conduct a review of the HPL Companies’ title to the real property interests described in Exhibit 5.13 to this Agreement, and assert Title Defects against Sellers, in accordance with the procedures set forth in this Section 5.13.

5.13.2.	Prior to the expiration of the Defect Examination Period (as defined below), Buyer shall furnish to Sellers written notice(s) (each, a “Defect Notice”) specifying in reasonable detail each matter which, in Buyer’s opinion, constitutes a Title Defect (including any and all reasonable supporting documentation), and which Buyer wishes to assert as a Title Defect hereunder, together with the costs that Buyer, in good faith, estimates to be the costs necessary to cure or remediate the described Title Defects (each a “Defect Amount”). The “Defect Examination Period” shall mean the period commencing on the Closing Date and ending 30 days after such date. Any Title Defects not asserted by Buyer on or before the expiration of the Defect Examination Period in accordance with this Section 5.13 shall be deemed conclusively to be waived. Sellers shall have no liability for any Defect Amount unless such Defect Amount exceeds $50,000 (a “Qualifying Defect Amount”) and until and unless the sum of all Qualifying Defect Amounts exceeds $1,000,000 (the “Title Threshold”) and then only to the extent that such sum exceeds the Title Threshold, and Sellers’ liability therefor is subject to the Sellers’ Cap.

5.13.3.	Sellers shall provide a written response to Buyer within 30 days following the expiration of the Defect Examination Period stating, with respect to each Title Defect asserted in the Defect Notice(s), whether or not Sellers agree: (a) that the alleged Title Defect constitutes a Title Defect under the terms of this Agreement; and (b) that Buyer’s estimate of the Defect Amount attributable to each Title Defect asserted by Buyer is acceptable to Sellers (the “Response Notice”). If Sellers disagree with Buyer’s assertion of the existence of a Title Defect or the Defect Amount with respect thereto, Sellers’ Response Notice shall also specify in reasonable detail Sellers’ grounds for such disagreement, the Defect Amount estimated in good faith by Sellers therefor, or both, as the case may be. If Sellers do not include in their Response Notice an objection to a Title Defect or to the Defect

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Amount, or if Sellers’ Response Notice agrees that the alleged Title Defect constitutes a Title Defect under the terms of this Agreement and that Buyer’s estimate of the Defect Amount is acceptable, then that Defect Amount shall be the amount taken into consideration under Section 5.13.2, regardless of the costs that Buyer in fact incurs in curing that Title Defect. Sellers and Buyer will attempt in good faith to resolve any disagreements with respect to the matters set forth in Buyer’s Defect Notice(s) and Sellers’ Response Notice within 30 days following Buyer’s receipt of Sellers’ Response Notice. If Sellers and Buyer are unable, within such 30 day period, to agree in writing as to the existence or value, as applicable, of any Title Defect, the parties agree to submit the dispute to the Independent Accounting Firm, which shall employ persons who are independent of the parties hereto and are impartial and experienced in the evaluation of matters of the type to be determined. The decision of the Independent Accounting Firm with respect to the disputed matters shall be final and binding on the parties. The parties will direct the Independent Accounting Firm to render its decision with respect to such matters within 15 days after the dispute is submitted, or such reasonably longer period as the Independent Accounting Firm requires in its reasonable discretion. Sellers and Buyer will each promptly provide all information and documents within their respective possession that the Independent Accounting Firm requests in order to make its decision with respect to the disputed matters. The fees of the Independent Accounting Firm will be borne equally by Sellers, on the one hand, and Buyer, on the other hand.

5.13.4.	With respect to each Title Defect that has a Qualifying Defect Amount, Sellers may, at their election, either remit to Buyer such Qualifying Defect Amount (after satisfaction of the Title Threshold) or at Sellers’ sole cost and expense, and subject to the prior consent of Buyer (such consent not to be unreasonably withheld), cure within the Cure Period (as hereinafter defined) such Title Defect asserted by Buyer for which Sellers are liable hereunder. The “Cure Period” shall mean the period of time commencing on the expiration of the Defect Examination Period and ending 180 days after such date. Immediately following the expiration of the Cure Period, Sellers shall provide Buyer with written evidence of any curative actions which, in Sellers’ determination, cure the Title Defect. On or before the expiration of 15 days following Buyer’s receipt of such notice, Buyer shall provide to Sellers in writing a list of those Title Defects asserted by Buyer which Sellers claim to have cured pursuant to this Section, and which Buyer determines not to have been cured. For a period of 30 days after Sellers’ receipt of Buyer’s notice of uncured Title Defects, Sellers and Buyer shall attempt in good faith to resolve disputes as to such items by agreement. In the event that the dispute concerning any uncured Title Defect is not resolved within this 30 day period, then parties are unable to resolve all disputes concerning the existence of Title Defects or Defect Amounts within this 30 day period, then Sellers shall remit to Buyer the Qualifying Defect Amount for such uncured Title Defect (after satisfaction of the Title Threshold).

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5.14.	Distributions to HPL Consolidation’s Partners.

During the period from the Closing Date through and including the Valuation Time, Buyers will not cause or allow HPL Consolidation to make any distributions to its partners.

5.15.	Agreement to Cover Open Positions.

In the event that either party determines, within 30 days following the Closing Date, that any Fixed Price Risk as of the end of the trading day immediately before the Closing Date is not hedged as of the Valuation Time, Sellers shall cause AEP Energy Services, Inc. to provide (and Buyer will cause ETC Marketing, Ltd. to accept) offsetting hedges to said Fixed Price Risk from the Closing Date. The obligation of Sellers to provide offsetting hedges shall not apply to volume variances during February 2005 in the normal course of business.

6.	SURVIVAL; INDEMNIFICATION

6.1.	Survival.

6.1.1.	Subject to the following, the representations and warranties of Sellers and Buyer in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2.1, 3.2.2, 3.4, 3.6, 3.20, 3.21, 4.1, 4.2.1, 4.2.2, and 4.4 hereof shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.16 and Section 3.17.3 hereof shall survive for a period of 90 days after the expiration of the applicable statute of limitations, and (iii) the remainder of the representations and warranties of Sellers in Article 3 and Buyer in Article 4 shall survive the Closing until 12 months thereafter.

6.1.2.	No claim for Damages or other relief of any kind, including a claim under Sections 6.2.1(i) or 6.3.1(i), arising out of or relating to any breach of representation or warranty under this Agreement or otherwise arising out of any information alleged to have been provided or not provided by Sellers or any of their Affiliates in connection with this Agreement or the Contemplated Transactions (whether sounding in contract, tort, breach of warranty, securities law, other statutory cause of action, deceptive trade practice, strict liability, product liability, or other theory of liability) may be brought unless suit thereon is filed, or a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period.

6.1.3.	The applicable survival period of each representation or warranty is provided in Section 6.1.1 and each such period is referred to herein as a “Survival Period”. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive for any Damages with respect to which suit thereon is filed and process is served, or of which

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notice describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given pursuant to this Agreement, prior to the end of the Survival Period until the matter is finally resolved and any related Damages are paid.

6.2.	Indemnification by Seller.

6.2.1.	Except as otherwise provided in Article 7 below, Sellers jointly shall defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”) harmless from and against and in respect of any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Authority and whether or not brought by a third party), including reasonable attorney’s fees (which shall not include fees on a contingency basis), court costs and other documented out-of-pocket expenses reasonably incurred investigating or preparing, but excluding in all cases any special, indirect, incidental, consequential, or punitive damages (collectively, “Damages”) which arise out of (i) any breach by any Seller of any of the representations and warranties contained in this Agreement (except for the representations and warranties set forth in Sections 3.16 (which shall be governed by Article 7 hereof), (ii) any breach of any of the covenants of any Seller in this Agreement, (iii) except to the extent that such liabilities are to be borne by Buyer under Section 5.3.1(c) or pursuant to any Buyer Plans in accordance with the requirements of Section 5.3 or otherwise, any liabilities or obligations with respect to any employee of any Seller or with respect to any employee of any HPL Entity if arising out of or related to employment by an HPL Entity prior to the Closing Date, any contributions, payments or other obligations arising out of the administration, sponsorship or participation of the Closing Workforce in any Benefit Plan with respect to periods of service prior to the Closing Date, and, except as provided in Section 5.3.1(c), any severance or other liabilities owed to any such employee who does not become a Transferred Employee in accordance with Section 5.3, (iv) any Proceeding pending or which may be asserted with respect to any Retained Matter, but only to the extent of Sellers’ Retained Matter Responsibility, (v) any personal injury or property damage loss claims arising from the ownership or operations by the HPL Companies of their assets or the Business prior to the Closing Date that is first threatened, asserted, or brought after the Closing Date, (vi) any obligations to make a correcting adjustment under any of the HPL Companies’ contracts with gas suppliers, gas customers, transportation customers, and storage customers as a result of any misallocation, calculation error, measurement problem or similar event relating to performance under such contract prior to the Closing Date, (vii) other than claims arising under this Agreement or any other agreement or arrangement

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entered into at or in connection with the Closing and claims under affiliate transactions that are identified in Schedule 5.4 of Sellers’ Disclosure Schedules, any claims by Sellers or any of their Affiliates or any of their respective officers, directors, partners, shareholders or members, including claims of any Person that served as an officer or manager of any HPL Company, against any HPL Company to the extent such claims relate to the period of time prior to the Closing Date or relate to the Contemplated Transactions, specifically including claims under or with respect to any of the affiliate transactions terminated in accordance with Sections 3.20 and 5.4, and (viii) the failure, prior to the Closing Date, to obtain any of the Seller Consents or HPL Company Consents required to be obtained prior to the Closing Date.

6.2.2.	The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 6.2.1 shall be subject to each of the following limitations.

(a)	Sellers’ indemnification obligations under Section 6.2.1(i) shall be subject to the Survival Period limitations set forth in Section 6.1.

(b)	Sellers’ indemnification obligations set forth in Section 6.2.1(v) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers prior to the first anniversary of the Closing Date.

(c)	Sellers’ indemnification obligations set forth in Section 6.2.1(vi) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers within 18 months following the Closing Date.

(d)	Sellers’ indemnification obligations set forth in Section 6.2.1(iii) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers within 90 days after the expiration of the applicable statute of limitations.

(e)	No reimbursement or payment for any Damages asserted against Sellers under Section 6.2.1(i) (other than for breach of Sellers’ representations and warranties set forth in Sections 3.1, 3.2.1, 3.2.2, 3.4, 3.6, and 3.9.2, which are not subject to the Sellers’ Threshold) or 6.2.1(v) shall be required unless and until the cumulative aggregate amount of such Damages for all claims

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arising thereunder equals or exceeds $10,000,000 (the “Sellers’ Threshold”) and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Sellers’ Threshold.

(f)	Notwithstanding anything to the contrary contained in this Agreement, Sellers’ aggregate liability to Buyer and its Affiliates for all Damages under Sections 6.2.1(i) (other than for breaches of Sellers’ representations and warranties set forth in Section 3.6, which are not subject to Sellers’ Cap), 6.2.1(v), and 6.2.1(vi) and those items of Sellers’ Retained Matter Responsibility that are shown in Sellers’ Disclosure Schedules to be subject to Sellers’ Cap shall not exceed $220,000,000 (“Sellers’ Cap”).

(g)	In addition to the limitation set forth in Section 6.2.2(e) above, Sellers’ indemnification obligations with respect to Section 3.18 are subject to the additional limitations set forth below:

(i)	Sellers shall only be liable to the extent that a claim is provided to Sellers in a reasonably detailed written communication prior to the first anniversary of the Closing Date and Buyer shall afford Sellers a reasonable opportunity to evaluate the conditions giving rise to such claim.

(ii)	Sellers shall not be responsible for any Damages that arise out of any action to meet a cleanup or remedial standard under any Environmental Law that is more stringent or costly than necessary for the continued ownership or use of any property or facility as it was last owned or used by the HPL Entities prior to the Closing Date in compliance with Environmental Laws applicable as of the Closing Date.

(iii)	Sellers shall not be responsible for any costs of any post-Closing construction, demolition, or renovation of any facilities owned, leased, or operated by the HPL Entities including any asbestos abatement obligations arising from such activities, except to the extent that such activities are required to comply with Applicable Law, and such non-compliance was a breach under Section 3.18.

(iv)	Sellers shall be entitled, but not obligated, to undertake and control, with Buyer Indemnified Parties’ reasonable participation, any investigation, remediation or other action required by Environmental Laws (and any negotiation with Governmental Authorities regarding same) with respect to any matter to the extent covered by

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Sellers’ indemnification for a breach of Section 3.18, but in doing so they must use their commercially reasonable efforts to avoid any unreasonable interference with the operations of Buyer, the HPL Entities, or any of their Affiliates. Buyer Indemnified Parties shall cause the HPL Entities to afford Sellers reasonable access to any relevant property or facility to undertake any such investigation, remediation or other action (it being understood that if Sellers do not assume responsibility for undertaking actions pursuant to this subsection, Buyer Indemnified Parties may undertake to complete such actions in a reasonably cost effective manner, and Sellers shall have a right to reasonable participation in such undertaking). Sellers will promptly repair and restore any damage to the property of an HPL Entity caused by Sellers in connection with any such investigation, remediation, or other action as close as reasonably practicable to the former condition of such property, and Sellers will indemnify Buyer and the HPL Entities from and against any Damages related to or arising from Sellers’ or their agents’ or employees’ performance of the remediation work or their presence on the premises of Buyer or the HPL Entities. Sellers will perform any investigation, remediation, or other action undertaken by Sellers hereunder in a reasonably diligent manner and in compliance with all Applicable Laws, including Environmental Laws.

6.2.3.	The indemnities provided in this Section 6.2 shall survive the Closing. The indemnity provided in this Section 6.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying parties at law or equity for any matter covered by Section 6.2.1.

6.2.4.	Except as otherwise set forth in Section 6.2, Buyer shall give Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Sellers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Buyer within 60 days of receipt of Buyer’s written notice under this paragraph; provided, however, that Sellers’ counsel shall be reasonably satisfactory to Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in any such defense assumed by Sellers, it may do so at its sole cost and expense but Sellers shall retain control of any assumed defense. If Sellers decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel.

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6.2.5.	Sellers shall have no indemnification obligation to Buyer with respect to any Damages arising from or relating to the condition, remaining useful life, or structural integrity of the pipeline or gas storage assets (or related equipment or facilities) of the HPL Entities unless such Damages arise out of Sellers’ breach of a representation or covenant in this Agreement.

6.3.	Indemnification by Buyer.

6.3.1.	Except as otherwise provided in Article 7 below, Buyer shall defend, indemnify and hold each Seller, their respective Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”) harmless from and against and in respect of any and all Damages which arise out of (i) any breach of any of the representations and warranties contained in this Agreement, (ii) any breach of any of the covenants of Buyer in this Agreement, (iii) activities of the HPL Companies after the Closing Date except to the extent any liability with respect thereto is included in Sellers’ Retained Matter Responsibility or is otherwise the responsibility of Sellers under another express provision of this Agreement, and (iv) any liability incurred or amount paid by AEP or any of its Affiliates under any Credit Support Agreement with respect to events or circumstances arising after the Closing Date.

6.3.2.	The foregoing obligation to indemnify Seller Indemnified Parties set forth in Section 6.3.1 shall be subject to each of the following limitations:

(a)	Buyer’s indemnification obligations under Section 6.3.1(i) shall be subject to the Survival Period limitations set forth in Section 6.1.

(b)	No reimbursement or payment for any Damages asserted against Buyer under Sections 6.3.1(i) or 6.3.1(iii) shall be required unless and until the cumulative aggregate amount of such Damages for all claims arising thereunder equals or exceeds $10,000,000 (the “Buyer’s Threshold”) and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Buyer’s Threshold.

(c)	Notwithstanding anything to the contrary contained in this Agreement, Buyer’s liability to Seller Indemnified Parties for Damages in excess of Buyer’s Threshold under Section 6.3.1(i) shall not exceed $220,000,000 (“Buyer’s Cap”).

6.3.3.	Sellers shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer shall have the

Purchase and Sale Agreement	Page 47

right to assume the defense of any such claim through counsel of its own choosing, by so notifying Sellers within 60 days of receipt of Sellers’ written notice under this paragraph; provided, however, that Buyer’s counsel shall be reasonably satisfactory to Sellers. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Sellers desire to participate in any such defense assumed by Buyer they may do so at their sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Sellers, including reasonable fees and disbursements of counsel. No party shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the parties or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

6.3.4.	The indemnities provided in this Section 6.3 shall survive the Closing. The indemnity provided in this Section 6.3 shall be the sole and exclusive remedy of the indemnified parties against the indemnifying party at law or equity for any matter covered by Section 6.3.1.

     6.4. Indemnification Net of Benefits; Mitigation Obligations of Indemnitee.

     The Damages recoverable by any Indemnified Party under this Article 6 shall be calculated after giving effect to the actual receipt of any available insurance proceeds, third party indemnification or contribution payment, or other similar right of recovery (collectively, “Recoveries”) paid or payable to the Indemnified Party. In computing the amount of any Recovery, (i) such Recovery shall be reduced by a reasonable estimate of the present value of future insurance premium increases that the Indemnified Party may reasonably expect to bear to the extent attributable to the payment of insurance proceeds included in the Recovery and (ii) insurance proceeds which are ultimately borne by the Indemnified Party under any self-insurance, retrospective premium, deductible or comparable arrangement shall not be taken into account. In all cases in which a Person is entitled to be indemnified under this Article 6, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all such Damages.

7.	TAX MATTERS

7.1.	Tax Indemnification.

7.1.1.	In accordance with Section 7.3 hereof and except to the extent that such liabilities are included in the computation of Net Working Capital, Sellers shall indemnify and hold Buyer and its Affiliates harmless from and against (i) all liability for Taxes of, or pertaining or attributable to the HPL

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Companies with regard (x) to all taxable periods ending as of or prior to the Closing Date (the “Pre-Closing Period”) (y) with respect to any Tax period beginning prior to the Closing and ending after the Closing (the “Straddle Period”), the portion of Taxes attributable to the portion of such taxable period beginning before (but not ending on) the Closing Date shall be calculated as though the tax year terminates as of Closing; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period up to but not including the Closing Date and the denominator of which shall be the total number of days in the taxable period; and (ii) all Taxes arising out of or related to a breach of any of the representations and warranties set forth in Section 3.16 of this Agreement.

7.1.2.	Except for any Liabilities associated with Sellers’ Retained Interest in each HPL Entity after the Closing and any Liabilities for which Sellers are required to indemnify Buyer under Section 7.1.1 hereof, Buyer shall indemnify and hold Sellers and each of their Affiliates harmless from and against any and all Taxes of, or pertaining or attributable to, the HPL Entities with respect to any taxable period that begins on or after the Closing.

7.2.	Preparation and Filing of Tax Returns.

7.2.1.	With respect to any Tax which is based on federal income, any Tax election relating thereto, and with respect to any Tax accounting method, for any Pre-Closing Period, Sellers, without the consent of Buyer, shall be entitled to file any amended Tax Return with respect to any Tax which Sellers deem appropriate, as determined in Sellers’ sole discretion, provided that no filing may change the status of any HPL Companies as disregarded entities for federal income tax purposes. For all other Taxes, either Buyer or Sellers, as appropriate, shall be entitled to file an amended Tax Return provided that: (i) Buyer may not amend a Tax Return in such a manner that would cause Sellers to have any indemnification obligations under Section 7.1.1 hereof, and further provided that no filing may change the status of any HPL Companies as disregarded entities for federal income tax purposes for any Pre-Closing Period, and (ii) Sellers may not amend any Tax Return for a Tax not based on income without the consent of Buyer which consent shall not be unreasonably withheld. To the extent not made for previous tax years, Sellers agree to make a timely and valid 754 election for MidTexas Pipeline Company for the period ending December 31, 2004. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the HPL Companies for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns except to the extent that the liability for such Taxes is included as a liability in the computation of Net Working Capital.

Purchase and Sale Agreement	Page 49

7.2.2.	Buyer and Sellers agree to provide such assistance as may reasonably be requested by such other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and any deadline imposed by this Agreement on Buyer or Sellers in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes will be extended as appropriate in light of any party’s failure to promptly make such assistance available, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.2.2 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential hereto in accordance with Section 8.2.

7.3.	Procedures Relating to Indemnification of Tax Claims.

7.3.1.	If a claim regarding liability for a Tax or with respect to a Tax Return shall be made by any Governmental Authority, for which Sellers are or may be liable pursuant to this Agreement, Buyer shall notify Sellers in writing within 10 Business Days of receipt by Buyer of notice of such claim (a “Tax Claim”).

7.3.2.	With respect to any Tax Claim, Sellers, at Sellers’ expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions that do not materially adversely affect Buyer or the HPL Companies with respect to such Tax Claim. Sellers shall permit Buyer to participate in (but not control) such proceedings through counsel chosen by Buyer (but the fees and expenses of such counsel shall be paid by Buyer). Sellers may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect to such Tax Claim, and may initiate any claim for refund, file and amended return, or take any other action which is deemed appropriate by Sellers with respect to such Tax Claim, provided such actions do not materially adversely affect Buyer or the HPL Companies.

7.3.3.	Buyer and its Affiliates (including after the Closing, the HPL Companies), on the one hand, and Sellers, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Purchase and Sale Agreement	Page 50

7.4.	Tax Refunds and Credits.

Any refund or credits of Taxes paid or payable that are attributable to the HPL Companies for any Pre-Closing Period will be for the account of Sellers. Any refunds or credits of Taxes paid or payable that are attributable to the HPL Companies for any other taxable period will be for the account of Buyer and Seller with respect to each Buyer’s interest in and Sellers’ Retained Interest in each HPL Entity. Buyer shall, if Sellers so request and at Sellers’ expense, cause the HPL Entities to file for and obtain any refunds or credits to which Sellers are entitled. Buyer shall cause the HPL Entities to forward to Sellers any such refund within 10 days after the refund is received (or reimburse Sellers for any such credit within 10 days after the credit is applied against another Tax liability); provided, however, that Sellers shall indemnify Buyer in accordance with Section 7.3 hereof for any amount paid pursuant to this Section 7.4 if any such refund or credit is subsequently disallowed.

7.5.	Tax Treatment of Payments.

The Parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

7.6.	Transfer Taxes.

All Transfer Taxes incurred in connection with this Agreement and the transactions shall be borne by the person upon whom such tax is imposed by Applicable Law. Sellers shall file, to the extent required by Applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer shall, to the extent required by Applicable Law, join in the execution of any such Tax Return. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration, and other such taxes (including all applicable real estate transfer taxes). Prior to the Closing Date, Buyer shall provide to Sellers appropriate exemption certificates in connection with this Agreement and the Contemplated Transactions with respect to each applicable Taxing Authority.

7.7.	Termination of Participation in Tax Allocation Agreement.

As of the Closing Date, none of the HPL Entities will be parties to that certain agreement known as the American Electric Power Company, Inc. and Its Consolidated Affiliates Tax Agreement under Title 17, Chapter II of the Code of Federal Regulations Paragraph (c) of Section 250.45 Regarding Method of Allocating Consolidated Income Taxes and said agreement shall have no further effect for any taxable year of any HPL Company (whether there is an adjustment for the current year, a future year, or a past year).

7.8.	Allocation of the Purchase Price.

The Purchase Price will be allocated in accordance with Exhibit 7.8 hereto. After the Closing, the parties will make consistent use of the allocation, fair market value, and useful lives specified in Exhibit 7.8 hereto for all Tax purposes and in all Tax Returns,

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including those required by section 1060 of the Code. Buyer will prepare and deliver IRS Form 8594 to Sellers within 45 days after the Closing Date. The Form 8594 will be amended, subject to the mutual consent of both parties, from time to time to reflect any adjustments subsequently made to the Purchase Price. In any Proceeding relating to the determination of any Tax, neither Buyer nor any Seller contend, agree, or represent that such allocation is not a correct allocation or agree to any allocation other than that set out in the Form 8594 as amended from time to time.

8.	GENERAL PROVISIONS

8.1.	Notice Provisions.

Any notice that is required or permitted under this Agreement may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. Certified or Registered Mail, return receipt requested, addressed to the party entitled thereto, at:

If to HPL Storage LP:	HPL Storage LP
c/o American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, OH 43215
Facsimile No.: (614) 716-1603

with copy to:	Clark, Thomas & Winters, P.C.
Attention: C. Joseph Cain
300 West 6th Street, 15th Floor
Austin, Texas 78701
Facsimile No.: (512) 474-1129

with copy to:	American Electric Power Company, Inc.
Attention: Randy G. Ryan
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 583-1603

If to AEP Energy Services Gas Holding	AEP Energy Services Gas Holding Company II, L.L.C.
Company II, L.L.C.:	c/o American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, OH 43215
Facsimile No.: (614) 716-1603

Purchase and Sale Agreement	Page 52

with copy to:	Clark, Thomas & Winters, P.C.
Attention: C. Joseph Cain
300 West 6th Street, 15th Floor
Austin, Texas 78701
Facsimile No.: (512) 474-1129

with copy to:	American Electric Power Company, Inc.
Attention: Randy G. Ryan
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 583-1603

If to Buyer:	La Grange Acquisition, L.P.
Attention: Clay Kutch
2838 Woodside Street
Dallas, Texas 75204
Facsimile No.: (214)-981-0703

with copy to:	Hunton & Williams LLP
Attention: Joe A. Davis
Energy Plaza, 30th Floor
1601 Bryan Street
Dallas, Texas 75201
Facsimile No.: (214) 880-0011

with copy to:	Energy Transfer Partners, L.P.
Attention: Robert A. Burk
8801 S. Yale, Suite 310
Tulsa, Oklahoma 74137
Facsimile No.: (918) 493-7290

Any notices will be sent to the address or facsimile number when permitted, as specified in this Agreement or at such other address or facsimile number for a party as it may specify in writing to the other parties from time to time. Any notice properly given to the proper address will be deemed to have been given when dispatched.

8.2.	Confidentiality.

Each of the parties hereby agrees, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, not to disclose (or permit any of their Affiliates to disclose), in whole or in part, this Agreement or any information

Purchase and Sale Agreement	Page 53

disclosed by one party to the other parties during the period beginning on the effective date of the Confidentiality Agreement and ending on the Closing Date and which constituted or would constitute “Confidential Information” under the Confidentiality Agreement (collectively, the “Confidential Information”) to any Person, other than an Affiliate of a party who requires such Confidential Information in connection with the consummation of Contemplated Transactions, for a period of 2 years from the Closing Date without having first obtained the prior written consent of the disclosing party. Additionally, each of the parties hereby agrees not to use (or permit any of its Affiliates to use) any of the Confidential Information for any purpose other than the exercise of that party’s rights and the performance of its obligations under this Agreement and the consummation of the Contemplated Transactions, including the conduct by Buyer and its Affiliates of the Business. Additionally, Sellers agree not to disclose, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, or use (or permit any of their Affiliates to so disclose or use), for a period of 2 years from the Closing Date, any information and documents relating to the Business that are of a proprietary nature to Sellers, the HPL Companies, or their Affiliates, including market and competitive information, customer lists, technology, know how, and trade secrets (collectively, the “Business Information”), and to otherwise treat such information and documents as Confidential Information for all purposes hereunder. Each of the parties further agrees to protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as such party uses to protect its own confidential information of a like nature. The provisions of this Section 8.2 impose no obligation upon a party with respect to specific Confidential Information which (a) except for Business Information in possession of Sellers, was in such party’s possession before receipt from the disclosing party as evidenced by written records; (b) is or becomes a matter of public knowledge through no fault of such party; (c) except for Business Information in possession of Sellers, is rightfully obtained by such party from a third party who represents that it is free to pass on such information without a duty of confidentiality and the receiving party has no knowledge of any such duty of confidentiality; (d) is disclosed by the disclosing party to a third party without a duty of confidentiality on the third party; or (e) except for Business Information in possession of Sellers, is independently developed by such party as evidenced by written records. It is understood and agreed that the terms of this Section 8.2 shall apply to, and the terms of the Confidentiality Agreement shall not be applicable to, any Confidential Information disclosed by one party to the other parties after the date hereof.

8.3.	Schedules and Exhibits.

All Schedules and Exhibits hereto are incorporated herein by reference and made a part of this Agreement. Any fact or item which is disclosed in any part of any Schedule or Exhibit hereto or in the HPL Financial Statements or the notes thereto will be deemed to have been disclosed in every part of such Schedules and Exhibit where it is reasonably apparent that such fact or item is relevant to the matters there under consideration, notwithstanding the omission of a reference or cross-reference thereto.

Purchase and Sale Agreement	Page 54

8.4.	Interest on Overdue Amounts.

Any amount due to a party under this Agreement will earn interest accruing daily from the due date thereof until paid at the Borrowing Rate.

8.5.	Amendment.

No amendment to this Agreement will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

8.6.	Merger and Integration; Binding on Successors; No Third Party Beneficiaries; Assignment.

This Agreement sets out the entire understanding of the parties with respect to the matters it purports to cover and supersedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Agreement and the instruments to be executed and delivered at Closing. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party to this Agreement shall have the right to assign this Agreement, or any of its rights or obligations hereunder, without the written consent of the other parties (such consent not to be unreasonably withheld); provided, however, that without the consent of the other parties, a party hereto may assign this Agreement, and its rights and obligations hereunder, to an Affiliate of such party but, in such event, the assigning party will not be released from its obligations hereunder.

8.7.	Forbearance and Waiver.

Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party’s forbearance in the exercise or enforcement of any right or remedy under this Agreement will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

8.8.	Partial Invalidity.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8.9.	Attorney’s Fees.

In the event of any suit, action, or arbitration proceedings (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Agreement, to recover damages for a breach hereof, or to secure or preserve the rights of any party

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against any other party to any property which is the subject of this Agreement, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

8.10.	Governing Law; Jurisdiction and Venue.

The interpretation and construction of this Agreement and the rights of the parties hereunder will be interpreted, construed, and governed by the laws of the state of New York, without regard to its conflicts of law principles. Each party hereto hereby irrevocably submits, for itself and its property, to the jurisdiction of the courts of such jurisdiction in any action, suit, or proceeding brought against it related to or in connection with this Agreement or the transactions contemplated hereby, and to the extent permitted by Applicable Law (and assuming effective service of process), each party hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that this Agreement or any document or instrument referred to herein or the subject matter hereof may not be litigated in or by such court. Each party hereto agrees that service of process may be made upon it by certified or registered mail to the address for administrative notice set forth herein or any other method authorized by the laws of New York.

8.11.	Waiver of Right to Jury Trial.

To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement or the Contemplated Transactions.

8.12.	Construction.

This Agreement was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

8.13.	Multiple Counterparts.

This Agreement may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

8.14.	Further Assurances.

Upon request from time to time, Sellers and Buyer shall execute or cause to be executed and delivered such other documents and instruments and do such other acts

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as may be reasonably necessary or appropriate to consummate the Contemplated Transactions.

8.15.	Headings.

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[The remainder of this page is intentionally left blank.
The next page of this document is S-1]

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Executed to be effective as provided above:

HPL Storage LP		AEP Energy Services Gas Holding Company II, L.L.C.

By:	HPL Storage, Inc.	By:	HPL Storage LP, its Sole Member
	its General Partner		By: HPL Storage, Inc., its General Partner
By:
Name: Ronald A. Erd			By:
Title: President			Name: Ronald A. Erd
Title: President

La Grange Acquisition, L.P.

By:	LA GP, LLC, its General Partner

By:
Name:
Title:

Purchase and Sale Agreement	Page S-1

EXHIBIT 1.1

DEFINITIONS

Terms defined in this Exhibit 1.1 will have the meanings set forth in this Exhibit.

TERM	DEFINITION
1. AEP	American Electric Power Company, Inc.

2. AEP Gas Holding II	As defined in the first paragraph of the Agreement.

3. AEPSC	As defined in Section 2.4.1(f) of the Agreement.

4. Affiliate	An “Affiliate” of a Person is any Person directly or indirectly controlling, controlled by, or under common control with the first such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

5. Agreement	This Purchase and Sale Agreement, together with all exhibits, schedules, and appendices attached hereto, as any of the same may be amended from time to time in accordance with the provisions hereof.

6. Applicable Law	Any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

7. Assignment and Assumption Agreement	As defined in Section 2.4.1(a) of the Agreement.

8. Bammel Documents	As defined in the Cushion Gas Litigation Agreement.

9. Bammel Facilities	An underground natural gas storage reservoir located near Houston, Texas, known as the Bammel storage reservoir, and certain appurtenant pipelines, compressors, wells, pipes, and other equipment and related facilities

Purchase and Sale Agreement, Exhibit 1.1	Page 1

TERM	DEFINITION
10. Bammel Gas Inventory Verification	As defined in paragraph 1.1 of Exhibit 2.2.4 of the Agreement.

11. Bammel Inventory Recomputation Event	As defined in Section 2.2.4(c) of the Agreement.

12. Bammel Settlement Agreement	As defined in the Cushion Gas Litigation Agreement.

13. Bammel Settlement Approval Order	As defined in the Cushion Gas Litigation Agreement.

14. Benefit Plans	As defined in Section 3.17.3 of the Agreement.

15. Borrowing Rate	The lesser of the prime rate as published in The Wall Street Journal, or the maximum rate permitted by Applicable Law.

16. Business	As defined in Recital B of the Agreement.

17. Business Day	Any day other than a Saturday, Sunday, or Holiday.

18. Business Information	As defined in Section 8.2 of the Agreement.

19. Business Insurance Policies	As defined in Section 3.12 of the Agreement.

20. Buyer	As defined in the first paragraph of the Agreement.

21. Buyer Indemnified Parties	As defined in Section 6.2.1 of the Agreement.

22. Buyer Plans	As defined in Section 5.3.2(b) of the Agreement.

23. Buyer’s Cap	As defined in Section 6.3.2(c) of the Agreement. Those certain disclosure schedules delivered by Buyer

24. Buyer’s Disclosure Schedules	to Sellers concurrently with Buyer’s execution and delivery of the Agreement.

25. Buyer’s Documents	As defined in Section 4.2.1 of the Agreement.

26. Buyer’s Guarantor	As defined in Section 2.4.2(h) of the Agreement.

27. Buyer’s Limited Guaranty	As defined in Section 2.4.2(h) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 2

TERM	DEFINITION
28. Buyer’s Statement of Recomputed Bammel Inventory	As defined in Section 2.2.4(c) of the Agreement.

29. Buyer’s Threshold	As defined in Section 6.3.2(b) of the Agreement.

30. Cause	As defined in Section 5.3.1(b) of the Agreement

31. Closing	As defined in Section 2.3 of the Agreement.

32. Closing Date	As defined in Section 2.3 of the Agreement.

33. Closing Payment	As defined in Section 2.2.2 of the Agreement.

34. Closing Workforce	As defined in Section 3.17.1 of the Agreement.

35. COBRA	Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA, each as amended.

36. Code	The Internal Revenue Code of 1986, as amended from time to time, and regulations or other Applicable Law promulgated thereunder.

37. Commonly Controlled Entity	As defined in Section 3.17.3 of the Agreement.

38. Confidential Information	As defined in Section 8.2 of the Agreement.

39. Confidentiality Agreement	That certain Confidentiality Agreement dated as of December 16, 2004 between AEPSC, as agent for the Affiliates of AEP and Energy Transfer Partners, L.P.

40. Contemplated Transactions	Each and all of the transactions contemplated by this Agreement to be undertaken between or among the parties hereto.

41. Continuation Period	With respect to each Transferred Employee, the period from each such employee’s Hire Date through the last day of the month in which occurs the first anniversary of such Hire Date.

42. Credit Support Arrangement	As defined in Section 5.6 of the Agreement.

43. Cure Period	As defined in Section 5.13 of the Agreement.

44. Current Assets	As defined in Exhibit 2.2.3 to the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 3

TERM	DEFINITION
45. Current Liabilities	As defined in Exhibit 2.2.3 to the Agreement.

46. Cushion Gas Litigation	As defined in the Cushion Gas Litigation Agreement.

47. Cushion Gas Litigation Agreement	That certain Cushion Gas Litigation Agreement dated as of the date of the Agreement by and among Sellers, Buyer, Storage Holdings, Storage Leaseco, HPL Company LP, and HPL Resources LP.

48. Damages	As defined in Section 6.2.1 of the Agreement.

49. Defect Amount	As defined in Section 5.13 of the Agreement.

50. Defect Examination Period	As defined in Section 5.13 of the Agreement.

51. Defect Notice	As defined in Section 5.13 of the Agreement.

52. Disclosed Environmental Matters	As defined in Section 3.18 of the Agreement.

53. Disclosed HPL Contract	As defined in Section 3.11.1 of the Agreement.

54. Disclosure Schedules	Those certain disclosure schedules delivered by Sellers to Buyer concurrently with Sellers’ execution and delivery of the Agreement.

55. Employee Review Period	As defined in Section 5.3.1 of the Agreement.

56. Encumbrance	Any lien, security interest, mortgage, pledge, hypothecation, assignment, easement, right-of-way, servitude, other encumbrance, equitable interest, charge, restrictive covenant, mineral interest, community or other marital property interest, right of first refusal or similar restriction, option, contractual provision, provision of Governing Documents, provision of Applicable Law, or other restriction or matter affecting title to the involved property or the freedom to dispose of any interest in or use the involved property or exercise voting rights associated therewith.

57. Environmental Claims	Any claim for remediation, containment, removal, or disposal costs or other direct costs incurred as a result of a violation of Environmental Laws and any third-party claims by any Person, including any Governmental Authority, for damages (including, without limitation, punitive damages), losses, penalties, fines, interest, fees,

Purchase and Sale Agreement, Exhibit 1.1	Page 4

TERM	DEFINITION
liabilities (including strict liability), taxes, costs and expenses (including, without limitation, costs and expenses of investigation and defense of any claim) based on a violation of Environmental Laws.

58. Environmental Laws	As defined in Section 3.18.1 of the Agreement.

59. EPA	As defined in Section 3.18.2 of the Agreement.

60. ERISA	The Employee Retirement Income Security Act of 1974, as amended.

61. Exchange Imbalances	The aggregate of all imbalances as of the determination date under transportation agreements or operational balancing agreements, expressed as a positive number if such aggregate sum of such imbalances is a net receivable or expressed as a negative number if such aggregate sum is a net payable but excluding any such imbalances accounted for as Gas Inventory.

62. FERC	The Federal Energy Regulatory Commission.

63. Final Balance Sheet	As defined in Section 2.2.3(b) of the Agreement.

64. Final Inventory Adjustment Amount	An amount equal to (i) the amount of the Gas Inventory as determined under Section 2.2.4(e) of the Agreement and expressed in MMBtus minus (ii) 31,200,000 MMBtus.

65. Final Inventory Payment Adjustment	A dollar amount equal to (i) Final Inventory Adjustment Amount, multiplied by (ii) (a) in the case that the Final Inventory Adjustment Amount is a positive number, $5.601 or (b) in the case that the Final Inventory Adjustment Amount is a negative number, $5.601 plus $0.40 per MMBtu.

66. Fixed Price Risk	Those financial and physical gas purchase and sale agreements of the HPL Entities in place as of the Closing Date, which contain a currently determined fixed price, a currently determined fixed basis, or price caps and/or floors with currently determined strike prices.

67. GAAP	Generally Accepted Accounting Principles for financial reporting as in effect as of the Valuation Time in the United States, applied on a consistent basis. Any change in GAAP that becomes effective after the date hereof will not be taken into account in the use of GAAP under Section 2.2.3 of the Agreement for the computation of the Net Working Capital Adjustment, and any such a computation will be made by application of GAAP as in effect on the date of this Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 5

TERM	DEFINITION
68. Gas Inventory	The volume of natural gas owned by the HPL Entities as of the determination date, wherever located, but excluding 10.5 bcf of cushion gas in the Bammel Facilities and excluding line pack.

69. Gas Marketing	As defined in Recital A of the Agreement.

70. General Exceptions to Enforceability	Limitations on or exceptions to the enforceability of an agreement or instrument by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity).

71. Governing Documents	With respect to a particular Person, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement or regulations; (v) if another type of Person, any other charter or similar document promulgated, adopted, or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust instruments, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of the Person or relating to the rights, duties, or obligations of the equityholders of the Person, and (vii) any amendment or supplement to any of the foregoing.

72. Governmental Authority	Any federal, state, foreign, tribal, local, or municipal governmental body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

73. Hazardous Substances	As defined in Section 3.18.2 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 6

TERM	DEFINITION
74. Hire Date	As defined in Section 5.3.1 of the Agreement.

75. Holiday 76. HPL Companies	Any day on which banking institutions located in the City of Houston, Texas are authorized or required to close for business.

76. HPL Companies	The HPL Entities and the HPL Entity Subsidiaries, collectively.

77. HPL Company Consents	As defined in Section 3.5.2 of the Agreement.

78. HPL Company LP	As defined in Recital A of the Agreement.

79. HPL Consolidation	As defined in Recital A of the Agreement.

80. HPL Entities	As defined in Recital A of the Agreement.

81. HPL Entity Subsidiaries	AEP Houston Pipe Line Company, LLC, a Delaware limited liability company, and Mid Texas Pipeline Company, a Texas general partnership.

82. HPL Financial Statements	As defined in Section 3.7 of the Agreement.

83. HPL GP	As defined in the first paragraph of the Agreement.

84. HPL Resources	As defined in Recital A of the Agreement.

85. HPL Subsidiary Interests	The membership and partnership interests of the HPL Entities in and to the HPL Entity Subsidiaries.

86. Independent Accounting Firm	KPMG Peat Marwick or, if such firm is unable or unwilling to serve, another nationally recognized firm of independent public accountants that is willing to serve to be selected by mutual agreement of the parties hereto (which firm shall not be the auditor for any party to the Agreement or any Affiliate of any such party unless disclosed to each other party and agreed to by such other parties and will otherwise be selected by mutual agreement of the parties hereto).

87. Initial Inventory Payment	As defined in Section 2.2.4(a) of the Agreement.

88. Initial Net Working Capital Payment	As defined in Section 2.2.3(a) of the Agreement.

89. Intellectual Property	As defined in Section 3.15 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 7

TERM	DEFINITION
90. Inventory Finalization Event	As defined in Section 2.2.4(c) of the Agreement.

91. Inventory Payment	As defined in Section 2.2.4 of the Agreement.

92. Inventory Verification Notice	As defined in Section 2.2.4(c) of the Agreement.

93. Knowledge	As to any Seller, “Knowledge” means the actual knowledge of any of the individuals listed in Sellers’ Disclosures Schedules as “Sellers’ Knowledge Group” or any other presently serving officer, member of the board of directors, or limited liability company manager of such Seller or the HPL Companies that such Seller directly or indirectly owned before the Closing Date, and the knowledge that such individual would have obtained as a result of the proper operation of reporting procedure concerning the business of Sellers or the HPL Entities that was not grossly negligent. As to Buyer, “Knowledge” means the actual knowledge of any presently serving officer or manager of Buyer or its general partner, and the knowledge that such individual would have obtained as a result of the proper operation of reporting procedure concerning the business of Buyer that was not grossly negligent.

94. Material Adverse Effect	A material adverse effect on the business, operations, properties, financial condition, or results of operations of the aggregate Business as conducted by the HPL Companies, excluding any effect relating to or resulting from (i) any event affecting the local, regional, or United States or global economy or financial or capital markets generally, (ii) any change in the natural gas transportation, storage, and marketing business generally, including the availability of or any changes in prices for commodities, goods or services, or the availability or cost of hedges, (iii) the condition or integrity of any of the pipeline or storage assets of the HPL Entities, or (iv) changes in Applicable Law.

95. Material Assets	As defined in Section 3.10 of the Agreement.

96. Material HPL Contracts	As defined in Section 3.11.1 of the Agreement.

97. Net Working Capital	As defined in Exhibit 2.2.3 to the Agreement.

98. Net Working Capital Adjustment	As defined in Section 2.2.3(b) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 8

TERM	DEFINITION
99. Net Working Capital Payment	As defined in Section 2.2.3 of the Agreement.

100. NGA	As defined in Section 3.19 of the Agreement.

101. Offer of Employment	As defined in Section 5.3.1 of the Agreement.

102. Option Agreement	As defined in Section 2.4.1(e) of the Agreement.

103. Ordinary Course of Business	An action taken by a Person if that action (i) is consistent in nature, scope, and magnitude with past practices of that Person and is taken in the ordinary course of the normal, day-to-day operations of such Person’s existing lines of business, and (ii) is similar in nature, scope, and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

104. Permit	Any permit, license, franchise, certificate, or other authorization, consent, order, or approval, or variance therefrom or waiver thereof, in each case from a Governmental Authority.

105. Permitted Contest	Any Proceeding if and only so long as while such Proceeding or any appeal therefrom is pending (i) there shall be no material danger that the involved property or any portion thereof is subject to sale, forfeiture or loss, and (ii) no material restrictions are imposed on the use of such property.

106. Permitted Encumbrance	Any of the following affecting title to the involved property or the freedom to dispose of any interest in or use the involved property: (i) any of the items described in Exhibit 3.10 to the Agreement; (ii) any Encumbrance securing any obligation of Buyer or any of its Affiliates; (iii) with respect to any property other than the Purchased Interests (A) any lien securing the payment of taxes, assessments and other governmental charges or levies which are either not delinquent or, if delinquent, are being contested in good faith as a Permitted Contest; (B) any materialmen’s, mechanic’s, worker’s, repairmen’s, employee’s, carrier’s, warehouseman’s or other like lien relating to the construction of the property or in connection with any maintenance, repair, improvement, addition, alteration to, or other services or materials relating to, the property, or arising in the ordinary course of business for

Purchase and Sale Agreement, Exhibit 1.1	Page 9

TERM	DEFINITION
amounts in respect of the foregoing that are not more than 30 days past due or are being contested as a Permitted Contest; (C) any lien arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith, so long as such proceedings have the effect of staying the execution of such judgments or awards; (D) any obligation or liability of a shareholder, member, or partner imposed by an entity’s Governing Documents, any security interest and other Encumbrance created by or under an entity’s Governing Documents upon any equity interest in that entity, or any limitation, condition, or restriction imposed by law or by or under an entity’s Governing Documents upon the transfer, assignment, collateral transfer, or other disposition of any equity interest in that entity; (E) any zoning or other land use ordinance that does not materially impair the conduct of the normal operations of the Business; or (F) any subdivision and platting restrictions, easements, rights-of-way, licenses, restrictions on the use of any of the involved property, or encroachments or irregularities of title, none of which individually or in the aggregate could reasonably be expected to materially impair the conduct of the normal operations of the Business; and (iii) any other or additional matter as may be approved in writing by all parties properly interested therein.

107. Person	Any individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency, or instrumentality.

108. Pre-Closing Period	Any taxable period ending before or as of the Closing.

109. Proceeding	Any action, arbitration proceeding, audit, hearing, investigation, inquiry, litigation, or suit (in each such case whether civil, criminal, administrative, judicial, or investigative and whether formal or informal, public or private) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

110. Purchase Price	As defined in Section 2.2.1 of the Agreement.

111. Purchased Interests	As defined in Section 2.1 of the Agreement.

112. Qualifying Defect Amount	As defined in Section 5.13 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 10

TERM	DEFINITION
113. Recomputed Bammel Inventory	As defined in Section 2.2.4(c) of the Agreement.

114. Recoveries	As defined in Section 6.4 of the Agreement.

115. Release	As defined in Section 3.18.2 of the Agreement.

116. Required Severance Benefits	Benefits payable under the program of severance benefits described in a separate writing delivered to Buyer at or before Closing.

117. Resolution Period	As defined in Sections 2.2.3(b), 2.2.4(d), and 2.2.4(e) of the Agreement, as applicable.

118. Response Notice	As defined in Section 5.13 of the Agreement.

119. Retained Interest	As defined in Section 2.1 of the Agreement.

120. Retained Marks	As defined in Section 5.8 of the Agreement.

121. Retained Matter Liabilities	As defined in Section 5.2 of the Agreement.

122. Retained Matters	As defined in Section 5.2 of the Agreement.

123. Seller Indemnified Parties	As defined in Section 6.3.1 of the Agreement.

124. Sellers	As defined in the first paragraph of the Agreement.

125. Sellers’ Cap	As defined in Section 6.2.2(f) of the Agreement.

126. Sellers’ Consents	As defined in Section 3.2.4 of the Agreement.

127. Sellers’ Disclosure Schedules	Those certain disclosure schedules delivered by Sellers to Buyer concurrently with Sellers’ execution and delivery of the Agreement.

128. Sellers’ Documents	As defined in Section 3.2.1 of the Agreement.

129. Sellers’ Guarantor	As defined in Section 2.4.1(g) of the Agreement.

130. Sellers’ Limited Guaranty	As defined in Section 2.4.1(g) of the Agreement.

131. Sellers’ Retained Matter Responsibility	As defined in Section 5.2 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 11

TERM	DEFINITION
132. Sellers’ Threshold	As defined in Section 6.2.2(e) of the Agreement.

133. Storage GP	As defined in Recital A of the Agreement.

134. Storage Holdings	As defined in Recital A of the Agreement.

135. Storage Leaseco	As defined in Recital A of the Agreement.

136. Storage LP	As defined in the first paragraph of the Agreement.

137. Straddle Period	As defined in Section 7.1.1 of the Agreement.

138. Survival Period	As defined in Section 6.1.3 of the Agreement.

139. Swap Agreement	As defined in Section 2.4.2(i) of the Agreement.

140. Tax	(i) Any federal, state, local, or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, airplane, boat, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), customs duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind whatsoever, whether disputed or not. “Taxes” includes (ii) any liability for the payment of any amounts described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (iii) any liability for the payment of any amount described in clause (i) above as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iv) any liability for the payment of any amount described in clause (i), (ii) or (iii) above as a result of being a transferee of, or successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (v) any and all interest, penalties, additions to tax, or additional amounts imposed in connection with or with respect to any amount described in clauses (i) through (iv) of this definition.

141. Tax Claim	As defined in Section 7.3.1 of the Agreement

142. Tax Return	Any return, declaration, report, claim for refund, or information return or statement (including, but not limited

Purchase and Sale Agreement, Exhibit 1.1	Page 12

TERM	DEFINITION
to, information returns or reports related to back-up withholding and any payments to third parties) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

143. Terminating Insurance Coverages	As defined in Section 5.5 of the Agreement.

144. Title Defect	Any Encumbrance (other than a Permitted Encumbrance) upon or against the HPL Companies’ title to the real property interests described in Exhibit 5.13 to this Agreement that would cause Buyer not to have good and marketable title to such real property interests. The foregoing notwithstanding, any defect in title to an easement or right-of-way will not constitute a Title Defect if the HPL Company’s rights to maintain its pipeline and facilities on, under, and over the involved land are at least equal to industry standard for such rights in Texas and if such defect does not and is not reasonably likely to prohibit or interfere with the use thereof in accordance with past practice.

145. Title Threshold	As defined in Section 5.13 of the Agreement.

146. Transfer Taxes	As defined in Section 7.6 of the Agreement.

147. Transferred Employees	As defined in Section 5.3.1 of the Agreement.

148. Transition Services Agreement	As defined in Section 2.4.1(f) of the Agreement.

149. Valuation Time	The end of the gas day for January 31, 2005, which ends at 9:00 a.m. Central Standard Time on February 1, 2005.

150. Valuation Time Adjustment	As defined in Section 2.2.4(b) of the Agreement.

151. Valuation Time Adjustment Amount	As defined in Section 2.2.4(b) of the Agreement.

152. Valuation Time Estimate	As defined in Section 2.2.4(b) of the Agreement.

153. Verified Bammel Gas Inventory	As defined in paragraph 2.1 of Exhibit 2.2.4 of the Agreement.

154. WARN Act	As defined in Section 5.3.3 of the Agreement.

155. Wells	As defined in Section 2.2.4(c) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 13

EXHIBIT 2.2.3

NET WORKING CAPITAL

1.	Net Working Capital will be the net aggregate balance, as of the determination date, of the Current Assets as defined in Section 2 of this Exhibit 2.2.3 less the Current Liabilities as defined in Section 2 of this Exhibit 2.2.3.

2.	“Current Assets” means the current assets of the HPL Entities as of the determination date, including any positive Exchange Imbalances (but excluding (i) intercompany accounts between the HPL Entities, on the one hand, and AEP and its Affiliates, on the other including the AEP System Amended and Restated Non-Utility Money Pool Agreement (ii) the Gas Inventory, (iii) balance sheet accounts reflecting unrealized gains, if any, (iv) federal income Tax receivables and state income or franchise Tax receivables, including refunds or credits of Taxes that are attributable to the HPL Entities or for any Pre-Closing Period and are payable to Sellers or their Affiliates pursuant to the terms set forth in Section 7.4 of the Agreement, and (v) any other Current Assets which Seller will retain under the terms of the Agreement including prepaid insurance, AEP Procurement Card balances and any employee-related balances), in each case as reflected on combined balance sheets of the HPL Entities as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that the exceptions to GAAP described in Section 1 of this Exhibit 2.2.3 will be made. “Current Liabilities” means the current liabilities of the HPL Entities as of the determination date, including any negative Exchange Imbalances and including accruals for state and local property, sales, and excise taxes (but excluding (vi) intercompany accounts between the HPL Entities, on the one hand, and AEP and its Affiliates, on the other including the AEP System Amended and Restated Non-Utility Money Pool Agreement (vii) balance sheet accounts reflecting unrealized losses, if any, (viii) accruals for federal income Taxes, (ix) federal income Taxes or state income or franchise Taxes that are attributable to the HPL Entities for any Pre-Closing Period which are payable by Sellers or their Affiliates pursuant to the terms set forth in Section 7.1.1 of the Agreement, (x) accruals for vacation benefits, and (xi) other current liabilities which Seller will pay under the terms of the Agreement including employee related liabilities and incentive compensation plan accruals), in each case as reflected on the combined balance sheets of the HPL Entities as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that the exceptions to GAAP described in Section 3 of this Exhibit 2.2.3 will be made.

3.	State sales, property, and other excise Taxes will be accrued through the Valuation Time in accordance with GAAP using a level accrual of the liability then expected for the tax period during which the Valuation Time occurs.

Purchase and Sale Agreement, Exhibit 2.2.3	Page 1

EXHIBIT 2.2.4

GAS INVENTORY MATTERS

1.	The following procedures and methods will be used in the determination of the Gas Inventory:

1.1.	If inventory verification pursuant to Section 2.2.4(c) of the Agreement (the “Bammel Gas Inventory Verification”) is performed, but the Verified Bammel Gas Inventory, determined pursuant to paragraph 2.1 of this Exhibit, is not more than 1.03 and not less than 0.97 times that portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records, then Gas Inventory is as reflected on the HPL Entities’ perpetual gas inventory records.

2.	The following procedures and methods will be used to conduct the Bammel Gas Inventory Verification:

2.1.	The portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities (the “Verified Bammel Gas Inventory”) will be determined by the following calculation:

2.1.1.	Volume in MMBtus of the Gas Inventory stored in the Bammel Facilities, as of the verification date, as verified by Wells pursuant to Section 2.2.4(c) of the Agreement in accordance with paragraph 2.2 of this Exhibit;

2.1.2.	minus 65.5 BCF cushion gas in MMBtus;

2.1.3.	minus third party inventory in the Bammel Facilities at the Valuation Time in MMBtus as reflected on the perpetual inventory records as adjusted for the Valuation Time.

2.1.4.	minus injections into the Bammel Facilities between the Valuation Time and the verification date in MMBtus as determined from the gas measurement records;

2.1.5.	plus withdrawals from the Bammel Facilities between the Valuation Time and the verification date in MMBtus as determined from the gas measurement records; and

2.1.6.	plus or minus any applicable inventory adjustments occurring between the Valuation Time and the verification date as determined from the gas measurement records.

Purchase and Sale Agreement, Exhibit 2.2.4	Page 1

Volumes will be determined in mmcf and will be converted to MMBtus as follows:

The conversion will be based on the heat content as reflected on Sellers’ perpetual gas inventory records.

2.2.	Procedures for the Bammel Gas Inventory Verification.

The Verified Bammel Gas Inventory will be calculated by Wells using the same methods (including a shut-in period of at least 14 days) and assumptions as were used in the preparation by Wells of its report on the Bammel storage facility dated August 3, 2004.

Purchase and Sale Agreement, Exhibit 2.2.4	Page 2

EXHIBIT 2.4.1(A)
FORMS OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Purchase and Sale Agreement, Exhibit 2.4.1(a)	Page 1

EXHIBIT 2.4.1(E)
FORM OF OPTION AGREEMENT

Purchase and Sale Agreement, Exhibit 2.4.1(e)	Page 1

EXHIBIT 2.4.1(F)
FORM OF TRANSITION SERVICES AGREEMENT

Purchase and Sale Agreement, Exhibit 2.4.1(f)	Page 1

EXHIBIT 2.4.1(G)
FORM OF SELLERS’ LIMITED GUARANTY

Purchase and Sale Agreement, Exhibit 2.4.1(g)	Page 1

EXHIBIT 2.4.2(H)
FORM OF BUYER’S LIMITED GUARANTY

Purchase and Sale Agreement, Exhibit 2.4.2(h)	Page 1

EXHIBIT 2.4.2(I)
FORM OF SWAP AGREEMENT SCHEDULE AND ANNEX

Purchase and Sale Agreement, Exhibit 2.4.2(i)	Page 1

EXHIBIT 3.10

CERTAIN PERMITTED ENCUMBRANCES

Seven Oaks Lateral Pipeline is subject to a Lease and Operating Agreement dated July 1, 1995, as amended by amendment dated November 1, 1998, which includes the right of the lessee to purchase a portion of the pipeline upon 90 days notice prior to July 1, 2010.

Purchase and Sale Agreement, Exhibit 3.10	Page 1

EXHIBIT 5.13

CERTAIN REAL PROPERTY INTERESTS

1.	The rights of way and easements of the HPL Companies in which is located the pipeline described in Section 2.1.1(a) of Schedule 3.10 of Sellers’ Disclosure Schedules.

2.	The fee title interest of the HPL Companies in the land under which is located the Bammel storage reservoir described in Section 2.1.2 of Schedule 3.10 of Sellers’ Disclosure Schedules.

3.	The rights of way and easements of the HPL Companies in which is located the pipeline described in Section 2.2.2 of Schedule 3.10 of Sellers’ Disclosure Schedules.

4.	The rights of way and easements of the HPL Companies in which are located the pipelines described in Section 2.4 of Schedule 3.10 of Sellers’ Disclosure Schedules other than the 300 miles of “A/S Line.”

Purchase and Sale Agreement, Exhibit 5.13	Page 1

EXHIBIT 7.8

ALLOCATION OF PURCHASE PRICE

Assets comprising the Bammel Facilities	No less than $320,000,000, of which $10,000,000 is allocated to cushion gas of approximately 10.5 BCF
50% general partnership interest in MidTexas Pipeline Company	$30,000,000
To all other tangible assets	Residual purchase price

Purchase and Sale Agreement, Exhibit 7.8	Page 1